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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☑ Definitive Proxy Statement

☐ Definitive Additional Materials
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Lennox International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4) Date Filed:

2140 Lake Park Blvd.
Richardson, Texas 75080

April 17, 2007

Dear Stockholders:

It is my pleasure to invite you to the 2007 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 9:00 a.m., local time, on Thursday, May 17, 2007, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices as soon as possible. You have a choice of voting over the Internet, by telephone or by returning the enclosed Proxy Card by mail. You may also vote in person at the meeting. Please refer to the instructions in the enclosed materials. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

I look forward to seeing you at the Annual Meeting of Stockholders. On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2007.

Sincerely,

Richard L. Thompson
Chairman of the Board

2140 Lake Park Blvd.
Richardson, Texas 75080

April 17, 2007

Notice of Annual Meeting of Stockholders

To Be Held On May 17, 2007

To Our Stockholders:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Lennox International Inc. will be held on Thursday, May 17, 2007 at 9:00 a.m., local time, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083 to:

•	elect five Class III directors to hold office for a three-year term expiring at the 2010 Annual Meeting of Stockholders;

•	approve the issuance of shares of our common stock pursuant to an Agreement and Plan of Reorganization with A.O.C. Corporation; and

•	transact any other business that may properly come before the Annual Meeting of Stockholders.

A Proxy Statement, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2006 accompany this Notice.

The Board of Directors has determined that our stockholders of record at the close of business on March 26, 2007 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

By Order of the Board of Directors,

William F. Stoll, Jr.
Corporate Secretary

Your Vote is Important

To be sure your shares are represented at the Annual Meeting of Stockholders, please vote (1) by calling the toll-free number (866) 540-5760 and following the prompts, or (2) by Internet at www.proxyvoting.com/lii, or (3) by completing, dating, signing and returning your Proxy Card in the enclosed postage-paid envelope as soon as possible. You may vote in person at the Annual Meeting of Stockholders even if you send in your Proxy Card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote.

PROXY STATEMENT

GENERAL INFORMATION REGARDING THE 2007
ANNUAL MEETING OF STOCKHOLDERS

Meeting Date and Location

The 2007 Annual Meeting of Stockholders will be held on May 17, 2007 at 9:00 a.m., local time, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083. We began mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K to our stockholders on or about April 17, 2007 for the purpose of soliciting proxies on behalf of our Board of Directors.

Meeting Agenda

At the meeting, you will be asked to elect five Class III directors to hold office for a three-year term expiring at the 2010 Annual Meeting of Stockholders, approve the issuance of shares of our common stock pursuant to an Agreement and Plan of Reorganization with A.O.C. Corporation and to transact any other business that is properly brought before the meeting.

Record Versus Beneficial Ownership of Shares

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, we sent our Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, our Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. Your broker, bank or other holder of record will also send you instructions on how to vote. If you have not heard from your broker, bank or other holder of record who holds your stock, please contact them as soon as possible.

Record Date and Number of Votes

The record date for the 2007 Annual Meeting of Stockholders is March 26, 2007. If you were a stockholder of record at the close of business on March 26, 2007, you may vote at the meeting. At the close of business on the record date, there were 68,255,616 shares of our common stock outstanding and entitled to vote and approximately 792 stockholders of record. Each stockholder is entitled to one vote per share.

Quorum and Vote Required

A quorum is required to transact business at the meeting. To achieve a quorum at the meeting, stockholders holding a majority of our outstanding shares entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards a quorum. However, abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In the event a quorum is not present at the meeting, we expect the meeting will be adjourned or postponed to solicit additional proxies.

To be elected, nominees for director must receive a plurality of the votes cast. This means that the director nominees with the most votes are elected, regardless of whether any nominee received a majority of votes cast. An affirmative vote of the majority of the votes cast (provided that the total votes cast in respect of the proposal represent more than 50% of all of our outstanding common stock entitled to vote thereon) is required for approval of the issuance of shares of our common stock pursuant to an Agreement and Plan of Reorganization with A.O.C. Corporation. Any other matters submitted to you at the meeting will be decided by a majority of the votes cast.

If you are a beneficial owner, your bank, broker or other holder of record has discretionary authority to vote your shares on the election of directors even if the bank, broker or other holder of record does not receive voting instructions from you. However, your bank, broker or other holder of record does not have authority to vote your shares to approve the issuance of shares of our common stock pursuant to an Agreement and Plan of Reorganization with A.O.C. Corporation without written instructions from you. Neither abstentions nor broker non-votes will be counted as votes cast “for” or “against” any of the proposals.

A representative of our transfer agent will tabulate the votes and act as inspector of election at the meeting.

Voting Procedures

To be sure your shares are represented at the Annual Meeting of Stockholders, please vote as soon as possible by using one of the following methods:

•	By Mail: You may complete, date, sign and return your Proxy Card in the enclosed postage-paid envelope. If you sign and return the accompanying Proxy Card and your proxy is not revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your Proxy Card but do not give voting instructions, your shares will be voted as recommended by the Board of Directors.

•	By Telephone or Internet: The telephone and Internet voting procedures established by our company and administered by our transfer agent are available to our stockholders of record only. If you are a stockholder of record, you can vote by calling the toll-free number (866) 540-5760 and following the prompts or by Internet at www.proxyvoting.com/lii. You should have your Proxy Card in hand when you call or access the website. Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 16, 2007.

If you are the beneficial owner of shares held in a stock brokerage account or by a bank or other holder of record, you will not be able to vote by calling the phone number or accessing the Internet address provided above. The availability of telephone and Internet voting for beneficial owners will depend on the voting procedures of your broker, bank or other holder of record. These procedures differ from the procedures provided by our transfer agent for stockholders of record. Therefore, you should check the information forwarded to you by your broker, bank or other holder of record to find out which voting options are available to you.

If you vote by telephone or Internet and your proxy is not revoked, your shares will be voted in accordance with your voting instructions and you do not need to return your Proxy Card.

•	In Person at the Annual Meeting of Stockholders: You may vote in person at the meeting even if you send in your Proxy Card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote. If you attend the Annual Meeting of Stockholders in person and want to vote shares you beneficially hold in street name, you must bring a written proxy from your broker, bank or other holder of record that identifies you as the sole representative entitled to vote the shares indicated.

Changing Your Vote

You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by filing a written notice of revocation, which includes a later date than the proxy date, with our Corporate Secretary at or before the meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than the Proxy Card you previously submitted prior to or at the Annual Meeting of Stockholders;

•	voting again by telephone or Internet before 11:59 p.m., Eastern Time, on May 16, 2007; or

•	attending the Annual Meeting of Stockholders and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting of Stockholders.

Other Business; Adjournments

We are not aware of any other business to be acted upon at the 2007 Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, or any reconvened meeting after any adjournment or postponement thereof, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment. In the absence of a quorum, stockholders representing a majority of the votes present in person or by proxy at the meeting may adjourn the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of 13 members, with two vacancies. In accordance with our Bylaws, the Board is divided into three classes, with each class serving a three-year term. On July 21, 2006, John W. Norris, Jr., our former Chairman of the Board, retired from the Board. Upon Mr. Norris’ retirement, Richard L. Thompson, who previously served as Vice Chairman of the Board, succeeded Mr. Norris as Chairman. The Board has determined not to fill the position of Vice Chairman at this time. In September 2006, Robert E. Schjerven advised our company of his intention to retire from his duties as Chief Executive Officer by mid-2007. On March 19, 2007, Mr. Schjerven announced his retirement from his position as Chief Executive Officer and as a member of our Board of Directors effective April 2, 2007. We wish to express our sincere appreciation to Mr. Schjerven for his unyielding commitment to our company for over twenty years and his countless contributions to our success.

Upon the recommendation of the Board Governance Committee, the Board has nominated five Class III directors for re-election to our Board of Directors to hold office for a three-year term expiring at the 2010 Annual Meeting of Stockholders. Among the nominees is Todd M. Bluedorn, Mr. Schjerven’s successor as Chief Executive Officer. All other Class I and Class II directors will continue in office, in accordance with their previous election, until the expiration of the terms of their classes at the 2008 or 2009 Annual Meeting of Stockholders.

Biographical information for each nominee for Class III director and for each current director in the classes continuing in office is provided below.

If you do not wish your shares to be voted for any particular nominee, you may withhold your vote for that particular nominee. If any nominee for Class III director becomes unavailable, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board of Directors, upon the recommendation of the Board Governance Committee, or the number of directors constituting the Board may be reduced. Despite the current vacancies on the Board, you may not vote for a greater number of directors than the number nominated.

The Board has nominated the following individuals for election as Class III directors for a three-year term expiring at the 2010 Annual Meeting of Stockholders:

Todd M. Bluedorn, 44, was appointed Chief Executive Officer and elected to the Board of Directors of our company, effective April 2, 2007. Mr. Bluedorn previously served as President, Americas—Otis Elevator Company since 2004. After beginning his career with McKinsey & Company in 1992, he accepted a position with United Technologies Corporation in 1995 as Director, Strategic Planning. He was appointed Vice President, North American Truck and Trailer—Carrier Corporation in 1996, and became Vice President, Southeast Asia Region for Carrier Corporation in 1998. In 2000, Mr. Bluedorn was named President, Hamilton Sundstrand Industrial and became President, North America—Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation in 2001.

Janet K. Cooper, 53, has served as a director of our company since 1999. In 2002, Ms. Cooper was named Senior Vice President and Treasurer of Qwest Communications International Inc. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors of The TORO Company, a manufacturer of equipment for lawn and turf care maintenance, and Qwest Asset Management Co.

C. L. (Jerry) Henry, 65, has served as a director of our company since 2000. Mr. Henry was formerly Chairman, President and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products. Prior to his position with Johns Manville, he served as Executive Vice President and Chief Financial Officer for E. I. du Pont de Nemours and Company, a global science and technology company. Mr. Henry currently serves as a director of Georgia Gulf Corp., a leading manufacturer and worldwide marketer of several integrated lines of commodity chemicals and polymers.

Terry D. Stinson, 65, has served as a director of our company since 1998. Mr. Stinson currently serves as President North America—Commercial of Thomas Group, Inc., an international, publicly traded business consulting firm that creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. In addition, Mr. Stinson has served as Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, engaged in strategic alliances and marketing for the aerospace industry, since 2001. From 2002 to 2005, Mr. Stinson served as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. From 1998 to 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he had been the President of Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986. Mr. Stinson currently serves on the Board of Directors of Triumph Group, Inc., a global leader in supplying and overhauling aerospace and industrial gas turbine systems and components.

Richard L. Thompson, 67, has served as a director of our company since 1993. He served as Vice Chairman of the Board from February 2005 to July 2006 and was appointed Chairman of the Board in July 2006. Mr. Thompson served as Group President and Member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment, from 1995 until his retirement in 2004. He joined Caterpillar in 1983 as Vice President, Customer Services. In 1989, he was appointed President of Solar Turbines Inc., a wholly-owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he served as Vice President of Caterpillar, with responsibility for its worldwide engine business. Previously, he held the positions of Vice President of Marketing and Vice President and General Manager, Components Operations of RTE Corporation, a manufacturer of electrical distribution products. Mr. Thompson serves as a director of Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps, and of NiSource Inc., a natural gas and electric utility. In addition, he is a former Director of the National Association of Manufacturers, the nation’s largest industrial trade association.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE ABOVE NOMINEES.

The following Class I directors’ terms will continue until the 2008 Annual Meeting of Stockholders:

Thomas W. Booth, 49, has served as a director of our company since 1999. Mr. Booth was appointed Vice President of Operations Services of Service Experts Inc., one of our subsidiaries, in October 2006. Previously, Mr. Booth had served as Vice President of Corporate Technology for our company since 2002. In 2000, he was appointed Vice President, Advanced Heat Transfer of Heatcraft Inc., a subsidiary of our company. From 1997 to 1999, he served as Director, Business Development of Heatcraft Inc. Mr. Booth joined our company in 1984 and has served in various capacities, including District Manager for the Baltimore/Virginia sales branch of Lennox Industries Inc., a subsidiary of our company, from 1994 to 1997. He currently serves on the Board of Directors of Employers Mutual Casualty Company, a casualty insurance company.

James J. Byrne, 71, has served as a director of our company since 1990. He has been Chairman of Byrne Technology Partners, Ltd., a firm that provides interim management at the CEO and senior executive levels for technology companies, since 1995. Mr. Byrne assists his clients by assuming executive responsibility with their investments and in that regard served as Chairman and Chief Executive Officer of OpenConnect Systems Incorporated, a developer of computer software products, from 1999 to 2001. Mr. Byrne currently serves as the Chief Executive Officer and as a Board member of the Entrepreneurs Foundation of North Texas, an organization that promotes community involvement and philanthropy with emerging technology companies. Prior to his current roles, he held a number of positions in the technology industry including President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation’s Semiconductor Operation and President of the North American Group of Mohawk Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career in technology with General Electric Company. He currently serves as a director of Healthaxis Inc., a claims processing outsourcing company for the health care benefits industry, and is a Fellow and Director of the Legacy Center for Public Policy.

John W. Norris, III, 49, has served as a director of our company since 2001. Mr. Norris currently serves as the Project Coordinator for the Northern Forest Center and is the Chairman of the Environmental Funders Network. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of our company, in 1983. He has served on the Board of Trustees for GlobalQuest, an international experiential educational organization, since 1999. He also serves on the Board of the Maine Philanthropy Center, Common Good Ventures and the Cape Elizabeth Education Foundation. Previously, Mr. Norris served on the Board of Advisors for Businesses for the Northern Forest Center and the Center for Cultural Exchange.

Paul W. Schmidt, 62, has served as a director of our company since 2005. At the end of 2006, Mr. Schmidt retired from his position as Corporate Controller of General Motors Corporation, a position he had held since 2002. He began his career in 1969 as an analyst with the Chevrolet Motor Division of General Motors and subsequently served in a wide variety of senior leadership roles for General Motors, including financial, product, and factory management, business planning, investor relations and international operations. Mr. Schmidt also served as Director of Capital, Performance and Overseas Analysis in General Motors’s New York Treasurer’s Office.

The following Class II directors’ terms will continue until the 2009 Annual Meeting of Stockholders:

Linda G. Alvarado, 55, has served as a director of our company since 1987. She has served as President and Chief Executive Officer of Alvarado Construction, Inc., a commercial development and general contracting firm specializing in commercial, government and industrial construction, since 1976. She currently serves on the Boards of Directors of Qwest Communications International Inc., a telecommunications company; Pepsi Bottling Group, Inc., a soft drink and beverage company; 3M Company, a diversified technology company; and Pitney Bowes Inc., an office equipment and services company. Ms. Alvarado is also a partner in the Colorado Rockies Baseball Club.

Steven R. Booth, 47, has served as a director of our company since 2002. He became the President and CEO of Polytech Molding Inc., a plastic injection molding company serving the industrial, health care and automotive markets, in 2001. From 1994 to 2001, Mr. Booth was employed by Process Science Inc., a designer and manufacturer of equipment and products using hydrostatic extrusion technology.

John E. Major, 61, has served as a director of our company since 1993. Mr. Major is President of MTSG, a company that provides consulting, management and governance services, which he formed in 2003. From 2003 to 2006, he served as Chief Executive Officer of Apacheta Corporation, a mobile wireless software company whose products are used to manage inventory and deliveries. From 2000 to 2003, he served as Chairman and Chief Executive Officer of Novatel Wireless, Inc., a leading provider of wireless Internet solutions. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc., from 1998 through 1999. From 1997 to 1998, he served as Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM, Mr. Major served as Senior Vice President and Chief Technology Officer at Motorola, Inc., a manufacturer of telecommunications equipment, and Senior Vice President and General Manager for Motorola’s Worldwide Systems Group of the Land Mobile Products Sector. Mr. Major currently serves on the Board of Directors of Littelfuse, Inc., a manufacturer of fuses; Broadcom Corporation, a semiconductor manufacturing company; and the Rancho Santa Fe Foundation.

Jeffrey D. Storey, M.D., 41, has served as a director of our company since 2006. He is a founding partner and President of Cheyenne Women’s Clinic in Cheyenne, Wyoming, a position he has held since 2004. From 1999 to 2004, Dr. Storey was a physician and partner at Cheyenne Obstetrics and Gynecology. Dr. Storey graduated from Dartmouth Medical School in 1993 and has been a practicing obstetrician/gynecologist since 1997. He is also a Lieutenant Colonel and flight surgeon serving as Chief of Aerospace Medicine for the Wyoming Air National Guard and a veteran of Operation Enduring Freedom. Dr. Storey is a fellow in the American College of Obstetricians and Gynecologists and serves as an Adjunct Clinical Faculty Member for the University of Wyoming, Department of Family Practice.

The following family relationships exist among certain members of our Board of Directors:

•	Steven R. Booth and Thomas W. Booth are brothers; and

•	John W. Norris, III, Steven R. Booth, Thomas W. Booth and Jeffrey D. Storey, M.D. are great-grandchildren of D.W. Norris, one of our original owners.

PROPOSAL 2:
APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO AN AGREEMENT AND PLAN OF REORGANIZATION WITH A.O.C. CORPORATION

The Proposal and Background of the Transaction

We are seeking stockholder approval for a proposal to issue up to 2,239,589 shares of our common stock pursuant to an Agreement and Plan of Reorganization, dated March 16, 2007 (the “Reorganization Agreement”), between our company and A.O.C. Corporation (“AOC”), a copy of which is attached as Exhibit A to this Proxy Statement. We will issue these shares in exchange for 2,695,770 shares of our common stock owned by AOC, which will result in a reduction in the number of outstanding shares of our common stock by up to 456,181 shares at minimal cost to us. Consummation of the transaction is subject to the satisfaction of certain conditions, including obtaining approval by the holders of our common stock of the issuance of up to 2,239,589 shares of our common stock as described in more detail below.

AOC is the legal successor to the Armstrong Ohio Corporation, which was in the business of manufacturing furnaces and other heating appliances. In the late 1950s, Armstrong Ohio Corporation sold its assets and invested the cash proceeds in marketable securities. Through the years, AOC sold the marketable securities and used the proceeds to purchase the then privately held shares of our common stock from the AOC stockholders and our management when such persons desired to sell shares of our common stock for cash. AOC’s assets consist solely of 2,695,770 shares of our common stock and cash. AOC would like to collapse its structure so that its assets are owned directly by its shareholders.

In order to achieve this objective, Thomas W. Booth, the President of AOC and a director of our company and Vice President of Operations of Services of Service Experts Inc., one of our subsidiaries, submitted a proposal, by letter dated August 22, 2005, to Robert E. Schjerven, our Chief Executive Officer at that time. The August 22 letter proposed to undertake a restructuring of AOC (the “AOC Restructuring”), whereby AOC would transfer 2,695,770 shares of our common stock in exchange for 2,395,770 shares of our common stock. Following this transfer, AOC would liquidate and distribute the shares of our common stock to its shareholders. AOC’s proposal stated that this transaction is intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, which means that no gain or loss would be recognized by the AOC shareholders when they receive shares of our common stock upon liquidation of AOC. The proposal also provided that consummation of the AOC Restructuring would be contingent upon obtaining a private letter ruling from the Internal Revenue Service that the transaction would qualify as a tax-free reorganization.

On September 16, 2005, Linda G. Alvarado, James J. Byrne, Janet K. Cooper, C.L. (Jerry) Henry, John E. Major, Walden W. O’Dell, Paul W. Schmidt, Terry D. Stinson and Richard L. Thompson, the disinterested members of our Board of Directors at that time, met with Mr. Schjerven, Susan K. Carter, our Chief Financial Officer, and William F. Stoll, Jr., our Chief Legal Officer, to review the proposal from AOC. The disinterested directors discussed the proposal and asked management to research certain issues and report their findings to Mr. Thompson. On October 10, 2005, Mr. Stoll met with Mr. Thompson by telephone to report management’s findings. Subsequent to that meeting, it was decided not to pursue the AOC Restructuring at that time for reasons primarily related to corporate priorities and not the merits of the transaction. On October 12, 2005, Mr. Stoll transmitted a letter to Mr. Booth, which advised AOC that we did not believe it to be in our best interests to entertain AOC’s proposal at that time.

On October 23, 2006, Mr. Booth submitted to Mr. Schjerven a second proposal for the AOC Restructuring that was substantially identical to the prior proposal submitted on August 22, 2005. Management of our company discussed the transaction with Mr. Thompson who authorized the commencement of preliminary discussions with AOC and the transmittal of a response to AOC. On November 17, 2006, on behalf of our disinterested directors, Mr. Stoll delivered a letter to Mr. Booth in which he stated that the consideration that AOC proposed to be paid by us in the AOC Restructuring (2,395,770 shares of our common stock) was excessive in light of the efforts required by us and the benefits to be received by AOC. Mr. Stoll’s letter proposed instead that we pay 2,223,770 shares of our common stock in the AOC Restructuring and that, in order to make the transaction “costless” to us, that AOC reimburse us for all of our out-of-pocket expenses related to the transaction. In addition, Mr. Stoll proposed that (1) as a requirement to the consummation of the AOC Restructuring, the private letter ruling from the Internal Revenue Service anticipated to be received by AOC be satisfactory to us and (2) the shares of our common stock be issued pursuant to an exemption from registration under the Securities Act of 1933.

On November 30, 2006, Mr. Booth responded to our proposal and suggested that we pay 2,295,770 shares of our common stock in the AOC Restructuring and that AOC would reimburse our expenses, subject to a cap. In addition, Mr. Booth’s November 30 proposal stated that if we were unwilling to register the shares of our common stock issued to AOC, then the number of shares it was willing to receive as consideration was subject to change to take into account an appropriate discount for restricted securities.

On December 6, 2006, Mr. Schjerven, Ms. Carter and Mr. Stoll reviewed the status of the AOC discussions with the Audit Committee of the Board of Directors (which was comprised of Mr. Henry, Ms. Cooper, Mr. Major and Mr. Schmidt at that time) and Mr. Thompson. The Audit Committee authorized management to proceed with negotiations with AOC within certain parameters. Following the Audit Committee meeting, Mr. Stoll contacted Mr. Booth and suggested a meeting to discuss the transaction.

On December 13, 2006, Mr. Stoll, David Dorsett, our Vice President, Tax, and representatives from Baker Botts L.L.P., counsel to our company, met with Mr. Booth and representatives from Thompson & Knight LLP, counsel to AOC, to discuss the AOC Restructuring. Mr. Stoll again stated that the disinterested members of our Board of Directors desired to share equally the benefits of the AOC Restructuring, and the parties discussed the benefits and costs of each party to the transaction. Mr. Booth and Mr. Stoll again met on January 12, 2007 and Mr. Booth proposed that we pay 2,270,534 shares of our common stock in the AOC Restructuring. As a result of such conversations, on January 25, 2007, Mr. Stoll proposed that we pay consideration of 2,239,589 shares of our common stock in the AOC Restructuring and that AOC reimburse us for all of our expenses related to such transaction up to a maximum of $250,000, regardless of whether the transaction is consummated. Mr. Stoll also proposed that the shares of our common stock would be issued in a transaction exempt from the registration requirements of the Securities Act of 1933. Mr. Booth later advised Mr. Stoll that the proposal had been accepted by AOC’s board of directors. On February 2, 2007, AOC provided us with a draft of the Reorganization Agreement and the terms of such agreement were negotiated by our representatives and representatives of AOC over the next several weeks.

On February 20, 2007, Mr. Stoll met with the Audit Committee of our Board of Directors (comprised of Mr. Schmidt, Ms. Cooper, Mr. Henry and Mr. Major) and updated them on the status of discussions with AOC. The Audit Committee approved the AOC Restructuring on the terms described above and resolved to recommend the AOC Restructuring to our Board of Directors. On February 26, 2007, our Board of Directors met with management and discussed and reviewed the terms of the AOC Restructuring (Steven R. Booth, Thomas W. Booth, John W. Norris, III and Jeffrey D. Storey, M.D. did not participate in the meeting because of their interest in the transaction as discussed below under ‘‘—Interests of Certain Persons in the Transaction”). The disinterested directors approved the AOC Restructuring on the terms described above, authorized management to negotiate and enter into the Reorganization Agreement and directed that the issuance of up to 2,239,589 shares of our common stock in exchange for the 2,695,770 shares of our common stock owned by AOC be submitted to our stockholders for approval. On March 16, 2007, the Reorganization Agreement was executed by our company and AOC.

Reasons for the Transaction

The disinterested directors of our Board of Directors believe that it is in the best interests of our company and our stockholders to approve the issuance of up to 2,239,589 shares of our common stock in exchange for the 2,695,770 shares of our common stock owned by AOC. The disinterested directors considered a number of factors, including those set forth below, in reaching its decision to approve the transaction and to recommend its approval to our stockholders:

•	In September 2005, we announced that our Board of Directors had authorized a stock repurchase program to repurchase up to ten million shares of our common stock. As of December 31, 2006, we had repurchased 6,357,041 shares of our common stock under this program. The disinterested directors believe that the AOC Restructuring represents an additional way to increase stockholder value by further reducing the number of outstanding shares of our common stock at minimal cost to us.

•	The disinterested directors believe that it is appropriate for us to share equally with AOC and its shareholders the economic benefits of the AOC Restructuring. Based on their analysis, the disinterested directors believe that 2,239,589 shares of our common stock appropriately shares such benefits.

The Reorganization Agreement

On March 16, 2007, we entered into the Reorganization Agreement with AOC, which provides that we will issue 2,239,589 shares of our common stock (subject to reduction if cash is delivered in lieu of fractional shares) in exchange for 2,695,770 shares of our common stock owned by AOC. AOC’s assets consist solely of cash and the 2,695,770 shares of our common stock. As soon as practicable following the exchange of our common stock, AOC will distribute the newly acquired shares of our common stock pro-rata to its shareholders. The liquidation and distribution will be structured so that the issuance of shares of our common stock will be exempt from registration under the Securities Act of 1933.

Pursuant to the Reorganization Agreement, each of our company and AOC has made various customary representations, warranties and covenants. Among other things, AOC has agreed to (1) reimburse us for all out-of-pocket expenses reasonably incurred by us up to $250,000, (2) take all commercially reasonable actions to hold a special meeting of AOC shareholders for approval of the transfer to us of the 2,695,770 shares of our common stock owned by AOC and the subsequent dissolution of AOC, and (3) recommend (subject to AOC’s board of directors’ fiduciary obligations to its shareholders) the approval of such transaction to the AOC shareholders. Among other things, we have agreed to (1) submit a proposal to our stockholders to approve the issuance of up to 2,239,589 shares of our common stock and to recommend (subject to our Board of Directors’ fiduciary obligations to our stockholders) the approval of such issuance, (2) prepare a private placement memorandum for the purpose of satisfying an exemption from registration of the issuance of up to 2,239,589 shares of our common stock and (3) submit an application to the New York Stock Exchange for the listing of the shares to be issued by us under the Reorganization Agreement. Our company and AOC have both agreed to treat the reorganization as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to file all tax returns consistently with such treatment.

Consummation of the transaction is subject to the satisfaction of certain conditions, including (1) receipt of a private letter ruling from the Internal Revenue Service that the transaction would qualify as a tax-free reorganization, (2) approval for listing on the New York Stock Exchange of the shares of our common stock to be issued in the AOC Restructuring, (3) approval by the holders of at least two-thirds of the outstanding AOC stock entitled to vote thereon, (4) approval by a majority of the votes cast by our stockholders (provided that the total votes cast in respect of the proposal represent more than 50% of all of our outstanding common stock entitled to vote thereon) and (5) execution of a registration rights agreement that would provide certain piggy back registration rights to the AOC shareholders.

The Reorganization Agreement may be terminated and the transaction abandoned at any time prior to closing (a) by the mutual written consent of AOC and our company, (b) by AOC following any breach by us of any of our representations and warranties or covenants that is not cured within five days, (d) by us following any breach by AOC of any of its representations and warranties or covenants that is not cured within five days, (e) by either party if either the AOC shareholders or our stockholders do not approve the transaction or (f) by either party if the transaction has not been consummated by September 30, 2007.

Interests of Certain Persons in the Transaction

In considering the Board’s recommendation to approve the issuance of up to 2,239,589 shares of our common stock pursuant to the Reorganization Agreement, you should be aware that certain of our directors have certain interests with respect to the AOC Restructuring that are different from, or in addition to, the interests of our public stockholders. Our Board was aware of these interests and considered them, among other matters, in approving the issuance of shares of our common stock pursuant to the Reorganization Agreement and in recommending that our stockholders approve the same. Based on the closing price of our common stock on the New York Stock Exchange on March 26, 2007, the 2,239,589 shares of our common stock to be issued pursuant to the Reorganization Agreement are valued at approximately $83,245,523.

The table below lists each of such interested directors, together with any immediate family member of such director who has a similar interest (we refer to such individuals herein as the Related Persons), the basis for which such individual is a Related Person, such individual’s percentage ownership in AOC, the approximate number of shares of our common stock to be received by such individual pursuant to the Reorganization Agreement and the approximate dollar value of such shares.

				Approximate Dollar
			Approximate Number	Value of the Shares
			of Shares of Lennox	of Our Common Stock
			Common Stock to be	to be Received
		Percentage	Received Pursuant	Pursuant to the
Name of	Basis on which the	Ownership	to the Reorganization	Reorganization
the Related Person	Individual is a Related Person	of AOC(1)	Agreement	Agreement(2)

Steven R. Booth	Director of our company	1.02%	22,732	$844,948
Thomas W. Booth	Director of our company	1.02%	22,732	844,948
	President and director of AOC
Richard W. Booth	Father of Steven R. Booth and Thomas W. Booth	8.69%	194,589	7,232,873
	Treasurer and Director of AOC
Richard W. Booth Trust	Thomas W. Booth has voting control of the trust	0.60%	13,458	500,234
Nancy E. Roman	Sister of Steven R. Booth and Thomas W. Booth	1.02%	22,732	844,948
John W. Norris, III	Director of our company	0.05%	1,091	40,552
John W. Norris, Jr.	Father of John W. Norris, III and former Chairman of the Board of our company	0.14%	3,092	114,930
Julie Ann Norris	Sister of John W. Norris, III and trustee for the Julie Ann Norris Living Trust	0.11%	2,364	87,870
Jeffrey C. Norris	Brother of John W. Norris, III	0.11%	2,364	87,870
Robert W. Norris	Brother of John W. Norris, Jr.	0.14%	3,092	114,930
Megan E. Norris	Sister of John W. Norris, Jr.	2.83%	63,287	2,352,378
Jeffrey D. Storey, M.D.	Director of our company	—	—	—
Lynn B. Storey	Mother of Jeffrey D. Storey, M.D.	6.69%	149,852	5,569,999

TOTAL			501,385	$18,636,480

(1)	Based on 12,315 shares of AOC common stock outstanding at December 31, 2006.

(2)	Based on the closing price of our common stock on the New York Stock Exchange on March 26, 2007.

There are no special benefits provided for any of the Related Persons under the Reorganization Agreement. Each Related Person’s participation in the AOC Restructuring arises out of his or her ownership of common stock of AOC and will be on the same basis as all other shareholders of AOC.

Reasons for Seeking Stockholder Approval

We are seeking stockholder approval of the issuance of shares to AOC pursuant to the Reorganization Agreement as required by paragraph 312.03(b) of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) because the issuance would result in the issuance of shares of common stock greater than one percent of our outstanding shares of common stock to AOC, an entity in which certain of our directors have a direct interest.

Pursuant to Section 312.03 of the NYSE Manual, an affirmative vote of the majority of the votes cast (provided that the total votes cast in respect of the proposal represent more than 50% of all of our outstanding common stock entitled to vote thereon) is required for approval of this proposal. As of February 1, 2007, Thomas W. Booth, Stephen R. Booth, John W. Norris, III and Jeffrey D. Storey, M.D., each a member of our

Board of Directors, collectively owned approximately 9% of our outstanding shares of common stock. Each of them has indicated that they currently intend to vote their shares of common stock in favor of the proposal.

Financial and Other Information

In connection with this proposal, we hereby incorporate by reference the financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which includes our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our Quantitative and Qualitative Disclosures about Market Risk. A copy of our Annual Report on Form 10-K accompanies this Proxy Statement and is available on our website at www.lennoxinternational.com by following the links “Financials—SEC Filings.” Stockholders may also receive a free copy of all information incorporated by reference into this Proxy Statement by sending a written request to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations, or calling (972) 497-5000. For more information about us, please see our other reports filed with the Securities and Exchange Commission, copies of which can be found on our website at www.lennoxinternational.com or at www.sec.gov.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require a majority of our directors to be “independent.” Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted a formal definition of “independent” for the purpose of determining whether a particular director or nominee meets the independence standards of our company and the New York Stock Exchange. In accordance with this definition, a director must be determined to have no personal, professional, familial or other relationship with our company other than as a director. The definition specifies the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with our company or our independent registered public accountants. The definition also prohibits directors from receiving any compensation from our company other than in his or her capacity as a director and from participating in any interlocking directorship where an executive officer of our company serves on the compensation committee of another company that concurrently employs the director. The full text of our definition of an independent director can be found on our website at www.lennoxinternational.com by following the links “About Us—Corporate Governance—Definition of Independent Director.”

Applying these standards and the independence standards of the New York Stock Exchange, the Board has determined that the following directors are independent: Linda G. Alvarado, James J. Byrne, Janet K. Cooper, C. L. (Jerry) Henry, John E. Major, Paul W. Schmidt, Terry D. Stinson and Richard L. Thompson.

A majority of our Board of Directors is independent, which helps ensure good corporate governance and strong internal controls. We believe we are in compliance with the corporate governance requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002.

Board of Directors and Board Committees

The Board of Directors met eight times in 2006. All directors attended in excess of 75% of the total number of meetings of the Board and committees of the Board on which they served, except David V. Brown who attended 50% of the total number of meetings of the Board and committees of the Board on which he served prior to his retirement on April 20, 2006. The Board of Directors does not currently have a policy with regard to attendance of Board members at the Annual Meeting of Stockholders. Four directors attended our 2006 Annual Meeting of Stockholders.

The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, Acquisition, Pension and Risk Management and Public Policy. The Board has adopted charters for each of these committees which are available on our website at www.lennoxinternational.com by following the links “About Us—Corporate Governance—Committee Charters.” Stockholders may also receive a free copy of these documents by sending a written request to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations, or calling (972) 497-5000.

Audit Committee.  The Audit Committee, currently composed of Mr. Schmidt, Chairperson, Ms. Cooper, Mr. Henry and Mr. Major, met 15 times in 2006. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal control, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants. Each Audit Committee member is independent as independence for audit committee members is defined by the New York Stock Exchange and satisfies the New York Stock Exchange’s financial literacy requirements. The Board of Directors has determined that Mr. Schmidt, Chairperson of the Audit Committee, is an audit committee financial expert as defined by the Securities and Exchange Commission.

Board Governance Committee.  The Board Governance Committee, currently composed of Mr. Stinson, Chairperson, Mr. Henry and Mr. Schmidt, met five times in 2006. Each member of the Board Governance Committee is independent as independence for nominating committee members is defined by the New York Stock Exchange. The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing and periodically reviewing the criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees and developing and recommending to the Board the Corporate Governance Guidelines and codes of conduct applicable to our company.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee, currently composed of Mr. Byrne, Chairperson, Ms. Alvarado, Mr. Major and Mr. Stinson, met four times in 2006. Each member of the Compensation and Human Resources Committee is independent as independence for compensation committee members is defined by the New York Stock Exchange. The Compensation and Human Resources Committee assists the Board in the discharge of its responsibilities relating to our compensation and benefits programs, oversight of our incentive plans, compensation of our directors, executive officers and other key employees and the development of executive succession and development plans.

The Compensation and Human Resources Committee approves all decisions relating to the compensation of our executive officers. In accordance with its charter, the committee reports to the full Board of Directors on a regular basis and seeks Board approval for certain actions. The committee forms and delegates authority to subcommittees when appropriate. For example, in 2006, the committee formed a subcommittee to assist in identifying candidates to succeed Mr. Schjerven as Chief Executive Officer of our company upon his retirement. Our Chief Executive Officer and, in some cases, other executive officers, make recommendations to the Compensation and Human Resources Committee with respect to various elements of executive and non-employee director compensation. In addition, our Chief Administrative Officer, who acts as management’s liaison to the committee, and our human resources department support the committee in the execution of its duties. Pursuant to its charter, the committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party compensation consultants. To that end, the committee has engaged Mercer Human Resource Consulting LLC as its executive compensation consultant to provide objective analysis, advice and recommendations in connection with the committee’s decision-making process. See “Executive Compensation—Compensation Discussion and Analysis” for further information regarding executive compensation decisions.

Acquisition Committee.  The Acquisition Committee, currently composed of Mr. Major, Chairperson, Mr. T. Booth, Mr. Byrne and Mr. Stinson, met five times in 2006. The Acquisition Committee is responsible for evaluating and making recommendations to the Board of Directors regarding potential acquisitions and divestitures.

Pension and Risk Management Committee.  The Pension and Risk Management Committee, currently composed of Mr. S. Booth, Chairperson, Mr. T. Booth, Ms. Cooper, Mr. Norris, Mr. Schmidt and Dr. Storey met three times in 2006. The Pension and Risk Management Committee is responsible for overseeing the administration of our pension and profit sharing plans, overseeing matters relating to our insurance coverage, reviewing legal liability matters, environmental issues and other matters relating to safety and risk management.

Public Policy Committee.  The Public Policy Committee, currently composed of Mr. Norris, Chairperson, Ms. Alvarado, Mr. S. Booth, Mr. Byrne and Dr. Storey, met once in 2006. The Public Policy Committee is responsible for developing educational programs for new and continuing directors and overseeing our position on corporate social responsibilities and public issues of significance that affect our stockholders.

Director Nominee Criteria and Nomination Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the criteria for Board membership, identifies new director candidates and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. Qualifications required of individuals for consideration for Board membership will vary according to the particular areas of expertise being sought as a compliment to the existing Board composition at the time of any vacancy. Appropriate criteria for Board membership include:

•	integrity, interpersonal skills and effectiveness, accountability and high performance standards;

•	high levels of leadership experience in business, substantial knowledge of issues faced by publicly traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry knowledge, diversity of view points, experience in international markets and strategic planning;

•	expertise under the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission;

•	ability and willingness to represent the stockholders’ long and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision assuming questions of ethics or propriety are not involved;

•	ability to understand and distinguish between the roles of governance and management; and

•	availability and commitment.

The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates.

When a vacancy occurs on the Board, the Board Governance Committee recommends to the Board a nominee to fill the vacancy. The Board Governance Committee also evaluates and recommends to the Board nominees for election to our Board of Directors at our Annual Meeting of Stockholders.

Stockholder Nominations for Director

The Board Governance Committee considers nominees for election to the Board of Directors recommended by stockholders. A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders is required to give written notice to our Corporate Secretary of his or her intention to make a nomination. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the

Annual Meeting of Stockholders, or if we give less than 70 days notice of the Annual Meeting of Stockholders date, the notice of nomination must be received within 10 days following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders for the election of directors, we must receive the notice of nomination within 10 days following the date on which notice of such meeting is first given to stockholders. Pursuant to our Bylaws, the notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Board Governance Committee to determine if the candidate meets our criteria for Board membership. The Board Governance Committee may require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Stockholder nominees whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nominee Criteria and Nomination Process” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.

Stockholder Communications with Directors

Stockholders may send written communications to the Board by:

•	sending an email to the Board at directors@lennoxintl.com; or

•	mailing a written communication to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Investor Relations.

Communications addressed to the Board will be received by our Investor Relations department and reviewed by the Corporate Secretary. The Corporate Secretary will:

•	refer substantiated allegations of improper accounting, internal controls or auditing matters affecting our company to the Audit Committee Chairperson;

•	refer substantiated allegations of other improper conduct affecting our company to the Chairman of the Board;

•	advise the Board at its regularly scheduled meetings of material stockholder communications; and

•	refer questions concerning our products, services and human resources issues to the appropriate department for a response.

Interested parties may communicate with non-management directors of the Board by sending written communications to the addresses listed above to the attention of the Chairman of the Board.

Other Corporate Governance Policies

Code of Conduct and Code of Ethical Conduct.  We have adopted a Code of Conduct that applies to all of our directors, executive officers and employees. We have also adopted a Code of Ethical Conduct applicable to our senior financial and principal executive officers. Amendments to and waivers, if any, from our Codes of Conduct and Ethical Conduct will be disclosed on our website. Our Codes of Conduct and Ethical Conduct are available on our website at www.lennoxinternational.com by following the links “About Us—Corporate Governance—Code of Conduct and—Code of Conduct for Senior Financial Officers.” Stockholders may also receive a free copy of these documents by sending a written request to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations, or calling (972) 497-5000.

Corporate Governance Guidelines.  We have adopted Corporate Governance Guidelines that are available on our website at www.lennoxinternational.com by following the links “About Us—Corporate Governance—Corporate Governance Guidelines.” Stockholders may request a free copy of our Corporate Governance Guidelines from our Investor Relations department at the address and phone number set forth above under “Code of Conduct and Code of Ethical Conduct.”

Executive Session Meetings.  In accordance with our Corporate Governance Guidelines, the non-management members of our Board of Directors meet regularly in executive session without the presence of management. The Chairman of the Board chairs the executive session meetings of our non-management directors.

Committee Authority to Retain Independent Advisors.  Each of the Audit, Compensation and Human Resources and Board Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by our company.

Whistleblower Procedures.  The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters.

Disclosure Committee.  We have established a Disclosure Committee composed of members of management to assist us in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing the reports we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934.

No Executive Loans.  We do not extend loans to executive officers or directors and have no such loans outstanding.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

Executive compensation is administered by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”). The Committee reviews, approves, and modifies, as appropriate, our executive compensation and benefits philosophies, objectives and programs to ensure competitive, fair and consistent administration of such programs for our executive officers and other employees. The specific duties of the Committee are set forth in its charter, which was adopted by the Board of Directors.

The persons who served as our Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals named in the Summary Compensation Table, are referred to as the “named executive officers” throughout this Proxy Statement. The named executive officers include Robert J. McDonough, the former Executive Vice President and President and Chief Operating Officer of our Worldwide Heating & Cooling business. When discussing information relating to the compensation of the named executive officers for fiscal 2007, such discussion does not include Mr. McDonough.

Oversight of Executive Compensation Program and Role of Executive Officers in Compensation Decisions

While the Committee approves all aspects of our executive compensation program, it reports to the full Board of Directors on a regular basis and, in accordance with the Committee’s charter, seeks approval for certain actions. The Committee coordinates with management to obtain marketplace and internal data analyses, project reports and program recommendations to assist the Committee in making executive compensation decisions. As discussed throughout this Compensation Discussion and Analysis, our Chief Executive Officer and, in some cases, other executive officers, make recommendations to the Committee with respect to various elements of executive compensation. In addition, our Chief Administrative Officer, who acts as management’s liaison to the Committee, periodically reviews our compensation philosophy and program design with our Chief Executive Officer, Chief Financial Officer and other executives throughout the year, and makes recommendations to the Committee based on such review.

Compensation Philosophy and Key Objectives

We believe our ability to execute our business strategy and achieve desired results is dependent on our employees demonstrating the behaviors needed to achieve our goals. To that end, we maintain a pay-for-performance compensation philosophy designed to attract, motivate, and retain highly talented employees by paying market-competitive base salaries, while also delivering market-competitive short-term variable pay and long-term equity incentive opportunities that are directly linked to the achievement of specific company performance measurements. Where financial results exceed performance targets, monetary rewards will reflect this performance. Where financial results are below performance targets, pay levels will reflect the below-target performance results. Individual performance is not measured in our annual short-term variable pay or long- term equity incentive programs, as we have determined to focus these annual programs on objective company performance results instead of subjective assessments of individual performance. However, individual performance, measured by achievement of individual performance objectives that may include items such as contribution toward business unit growth, implementation of business strategies or delivery of strategic business programs, is considered for base salary administration, promotional opportunities, special cash or stock awards and succession planning.

The strategic objectives of our executive compensation program include:

•	maintaining competitive total executive compensation opportunities by keeping each element of executive compensation market-competitive;

•	aligning all executive reward programs with the achievement of corporate goals; and

•	attracting and retaining top executive talent to support organizational growth and expansion.

For 2006 and 2007, the Committee administered base salary for the named executive officers and other executive officers competitive with the 50th percentile of base salaries paid in the marketplace. The Committee administered short-term variable pay and long-term equity incentive awards for the same periods competitive with the 65th percentile of the marketplace. Total compensation mix for the named executive officers puts the greatest emphasis on long-term equity incentive compensation to support our pay-for-performance philosophy and to align the compensation levels delivered to the executive with the interests of our stockholders. While the Committee has not established a policy for allocating between cash (short-term compensation) and non-cash equity compensation (long-term compensation), the Committee has historically, and in 2006, granted a majority of total compensation to the named executive officers in the form of long-term equity incentive awards, with over 60% of the Chief Executive Officer’s compensation targeted to be paid in long-term equity incentive awards and over 50% of the other named executive officers’ compensation targeted to be paid in long-term equity. Cash compensation is generally divided between base salary and short-term variable pay awards, each targeted to align with market-competitive practices for the executive officers’ positions. In 2006, the Chief Executive Officer’s base salary and short-term variable pay target opportunity each represented approximately 50% of his total cash compensation. With slight variations, the other named executive officers’ base salary and short-term variable pay target opportunity represented approximately 60% and 40%, respectively, of total cash compensation for 2006. The Committee has approved a similar compensation mix for 2007, which allows us to continue to reward and retain executive talent while focusing their attention on our long-term future.

Making Executive Compensation Decisions

When determining executive compensation policies and programs and making decisions regarding compensation design and salary administration, the Committee, with management’s input, considers competitive marketplace practices, our business objectives and relative performance, stockholder interests, legislative and government requirements and other relevant factors. While the Committee reviews the total compensation paid to our executive officers in previous years, it does not consider the value realized from prior equity awards or an executive’s current stock holdings when making executive compensation decisions. The Committee has engaged Mercer Human Resource Consulting LLC (“Mercer”), an internationally recognized human resources consulting firm, as its executive compensation consultant to provide objective analysis, advice and recommendations in connection with the Committee’s decision-making process.

The Committee assesses and designs each element of compensation for market-competitiveness, in accordance with its belief that keeping each element market-competitive ensures that the overall compensation program is competitive. In doing so, the Committee evaluates the market-competitiveness of our executive compensation program annually at its September meeting by reviewing either an in-depth market study of each compensation element prepared by Mercer or Mercer’s analysis regarding general market trends. The Committee uses the information provided by Mercer to determine the appropriate level and mix of each compensation element and then, each year at its regularly scheduled December meeting, grants long-term equity incentive awards to the named executive officers and other executive officers and determines the executives’ base salary and certain elements of the short-term variable pay programs for the following year.

In August 2005, and in preparation for 2006 salary administration, the Committee commissioned Mercer to conduct an in-depth market study of base salary, short-term variable pay programs and long-term equity incentive programs for each executive position. The study included general industry data as well as compensation data from a group of nineteen peer companies that had been selected by management and approved by the Committee based on the following similarities:

•	business/product mix;

•	international presence/operations;

•	revenue; and

•	industry.

The peer group was comprised of the following companies:

• Emerson Electric Co.	• York International Corporation (now a division of Johnson Controls Inc.)	• Acuity Brands Inc.
• American Standard Companies Inc.	• USG Corp.	• Kennametal Inc.
• ITT Industries	• Armstrong Holdings Inc.	• Briggs & Stratton Corp.
• Owens Corning Sales, Inc.	• The Stanley Works	• Tecumseh Products Company
• Dover Corporation	• Universal Forest Products Inc.	• Jacuzzi Brands Inc.
• Black & Decker Corp.	• Snap-On Inc.	• Genlyte Group Inc.
• Maytag Corporation

The Committee reviewed base salaries that were actually paid and targeted payout opportunities for short-term and long-term incentives in the marketplace. The 2005 market data was aged to January 1, 2006, the beginning of our 2006 performance period, using an annual market salary increase factor, and regression analysis techniques were applied to adjust the data for differences in company revenue.

The study confirmed that our base salary levels were competitive with the 50th percentile in the marketplace, and our short-term variable pay target opportunities and targeted long-term equity incentive levels for executives were competitive with the 65th percentile in the marketplace, in accordance with our targeted positioning. The study also confirmed that our long-term equity incentive vehicles were consistent with the market’s trend toward shifting away from stock options and toward restricted stock awards. Based on Mercer’s in-depth market study, the Committee reviewed the compensation elements of each named executive officer and other executive officers in relationship to the market data, assessed each individual’s performance relative to previously established objectives, considered the internal value we place on each executive position and made subjective determinations regarding each individual’s contributions before adjusting any of the executives’ compensation elements for 2006.

In 2006, the Committee engaged Mercer to report on general market trends in executive compensation instead of providing an in-depth market study. After reviewing the market trends and applying the same considerations described above, the Committee determined adjustments for the named executive officers’ and other executive officers’ compensation for 2007.

Components of 2006 Executive Compensation

In 2006, our executive compensation program included the following elements:

•	base salary;

•	performance based short-term variable pay programs paid in cash;

•	long-term equity incentive programs paid in stock;

•	perquisites and other compensation;

•	health and welfare programs; and

•	retirement programs.

Base Salary

Base Salary for the named executive officers and other executive officers is administered within a broadband salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. The Committee considers market-competitive salary data, achievement of previously established performance objectives and the internal value we place on each executive position and makes subjective determinations regarding the executive’s contributions to determine each executive officer’s base salary. Based on Mercer’s market data and the other factors listed above, in December 2005, the Committee increased the named executive officers’ base salaries by an amount ranging from 4.5% to 10% for 2006. In December 2006, the Committee increased the named executive officers’ base salaries by an amount ranging from 4.0% to 5.0% for 2007. However, as a result of Mr. Schjerven’s pending retirement, his base salary was not increased for 2007. We believe that the base salary for each named executive officer for 2006 and 2007 is competitive within the 50th percentile of the marketplace and commensurate with the experience and performance contributions of the respective individual. The 2006 base salary for each named executive officer is included in the Summary Compensation Table in the “Salary” column.

Short-Term Variable Pay Programs

Our short-term variable pay programs are cash incentive programs designed to tie annual pay to the performance of our company and each business unit. The programs are administered under the Amended and Restated 1998 Incentive Plan of Lennox International Inc. (the “1998 Plan”), which is designed to attract and retain employees, officers, non-employee directors, consultants and other independent contractors, and to motivate the active interest of such persons in our development and financial success. We accomplish these objectives by requiring the achievement of specific company financial goals for those individuals who most directly influence performance results and rewarding those individuals when our goals are achieved. In 2006, the executive officers, including the named executive officers, participated in two short-term variable pay programs: the management short-term incentive program and the broad-based short-term incentive program, each of which are described below.

In the fourth quarter of each year, our Chief Executive Officer, together with our executive staff, establishes, for recommendation to the Committee, the financial metric categories and payout opportunity percentages on which our short-term variable pay programs will be based for the upcoming year. These decisions are reached after discussing our reward philosophies, market-competitive practices, business climate, the recent year’s performance results and internal operating objectives for improvement. Our Chief Executive Officer then proposes the selected financial metric categories and payout opportunity percentages to the Committee for its review and approval at its December meeting. During the first quarter of the performance year, our Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer determine, for recommendation to the Committee, the appropriate performance targets for our company as a whole. Similarly, each business segment President, in conjunction with our Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer, determine, for recommendation to the Committee, the appropriate performance targets for the President’s business segment’s program. Our Chief Executive Officer then proposes the performance targets to the Committee for its review and approval at its March meeting. At the end of the performance period, the results are validated, with payouts generally made in March of the following year at the discretion of the Committee and subject to its final review and approval. We believe that performance targets are generally achievable, but that performance at maximum levels is difficult to achieve. Over the past five years, we have surpassed our performance targets every year, achieving maximum or above maximum performance results in three of the past five years.

The targeted payout opportunities under the short-term variable pay programs are based primarily on market-competitive practices as reported by Mercer, with the target payout opportunity expressed as a percentage of base salary and threshold and maximum payout opportunities expressed as a percentage of the target award. Based on Mercer’s market data and the internal value we place on each executive position, in December 2005, the Committee determined that 2006 short-term variable pay target opportunity percentages would remain at the 2005 levels. For the 2006 performance period, the Committee approved the following financial metric categories for both short-term variable pay programs with designated performance targets for each: earnings before interest and taxes, cash flow, sales growth, working capital and net income.

Management Short-Term Incentive Program.  Eligibility for the management short-term incentive program is limited to the named executive officers, other executive staff members and key employees. For

2006, the Committee approved the following payout opportunity percentages for achieving threshold, target, maximum and above maximum performance:

Performance
	Threshold	Target	Maximum	Above
	Performance	Performance	Performance	Maximum

Payout Opportunity for Robert E. Schjerven	50% of Target	110% of Base Salary	150% of Target	Up to 225% of Target
Payout Opportunity for all other named executive officers	50% of Target	70% of Base Salary	150% of Target	Up to 225% of Target

For performance above the maximum level, each business unit recommended and the Committee approved one of the above named financial metrics to function as a multiplier of 1.0 to 1.5 of the incentive payment as determined by the other metrics, resulting in a potential payment of up to 225% of the targeted amount for above maximum performance results.

Each financial metric has a weight within the program, with the sum of the weights totaling 100%. While the design of the management short-term incentive program is consistent for all participants, the performance targets, financial metrics and weights allocated to each financial metric between business segments may vary. In addition, executive officers who are also Presidents of a business unit have 50% of the target based on their business unit results and 50% based on aggregate company results. For 2006, 100% of the target payout opportunity for each of Mr. Schjerven, Ms. Carter, Dr. Ashenhurst and Ms. Goodspeed was weighted 50% company net income and 50% company free cash flow with company net income used as the basis for a multiplier of up to 1.5 to reach the maximum payout of 225% of target. For Mr. Boxer, half of his target payout opportunity was weighted 50% company net income and 50% company free cash flow with company net income used as the basis for a multiplier of up to 1.5 to reach the maximum payout of 225% of target. The other half of Mr. Boxer’s payout opportunity was weighted 70% Service Experts earnings before interest and taxes and 30% Service Experts sales growth with Service Experts working capital (subject to a minimum cash flow measure) used as the basis for a multiplier of up to 1.5 to reach the maximum payout of 225% of target.

The Committee may, in its discretion, modify the management short-term incentive program to account for unusual events or modified business objectives that occur throughout the performance period. For example, in mid-2006, following the Board of Directors’ approval for a new business growth strategy in our Worldwide Refrigeration business, the Committee modified targets to accommodate the revised business plan.

In addition, the Committee, upon the recommendation of the Chief Executive Officer, may reserve 15% of each business’ final calculated payout to withhold, pay or reallocate to the participants, according to its assessment of how each business performed on an overall basis. Factors to be considered in whether to withhold or reallocate this reserve include, but are not limited to, an assessment of overall business unit performance and contribution toward our operating objectives for the year, including performance relative to other critical business objectives beyond those specifically measured in the management short-term incentive program. The Committee did not withhold or reallocate this reserve for the 2006 program.

In 2006, each of Mr. Schjerven, Ms. Carter, Dr. Ashenhurst and Ms. Goodspeed earned the maximum payout of 225% of target, and Mr. Boxer earned a payout of 164% of target under the management short-term incentive program. As a result of Mr. McDonough’s termination of employment, he did not earn any short-term variable pay in 2006. The payout amounts earned in 2006, which were approved by the Committee and paid in March 2007, are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Based on Mercer’s market data, in December 2006, the Committee determined that payout opportunity percentages and financial metrics for the 2007 management short-term incentive program would remain consistent with the 2006 program, with the application of and weights assigned to each metric varying slightly from 2006.

Broad-Based Short-Term Incentive Program.  Participation in our broad-based short-term incentive program is extended to eligible employees across our company. For 2006, employees participated in a broad-based short-term incentive program based on performance targets established for their respective business units and the named executive officers participated in a broad-based short-term incentive program based on our company performance targets. To align the short-term variable pay program offered to employees with the named executive officers’ short- term variable pay opportunities, the performance metric for the broad-based short-term incentive program matches the profitability performance metric for the management short-term incentive program described above. For 2006, the Committee approved the following payout opportunity percentages, which apply to all participating employees, including the named executive officers: target of 2% of the employee’s current base salary, with the threshold payout equal to 50% of the targeted amount and the maximum payout equal to 250% of the targeted amount. Although the named executive officers’ payout opportunity percentages are the same as all other participants, their performance targets are higher.

In 2006, each of the named executive officers earned a payout of 166% of target, or 3.31% of base salary, under the broad-based short-term incentive program. As a result of Mr. McDonough’s termination of employment, he did not earn any short-term variable pay in 2006. The payout amounts earned in 2006, which were approved by the Committee and paid in March 2007, are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Based on Mercer’s market data and the internal value we place on each executive position, in December 2006, the Committee determined that 2007 broad-based short-term incentive payout opportunity percentages would remain consistent with the 2006 program.

We believe that the combined targeted opportunity payout levels for both short-term variable pay programs are within market-competitive short-term incentive ranges for the named executive officers, as supported by Mercer’s findings and the internal value we place on each executive position.

Long-Term Equity Incentive Program

We have established a long-term equity incentive program to foster and enhance our long-term success for the benefit of our stockholders by offering the incentive of long-term equity rewards to those employees who have principal responsibility for our long-term profitability. The program is administered under the 1998 Plan and enables us to provide participants with a proprietary interest in our growth and performance while linking our pay programs with our desired business results. Although we do not have a policy regarding stock ownership requirements for named executive officers, we believe participation in our long-term equity incentive program sufficiently aligns the interests of the named executive officers with the interests of our stockholders.

In 2006, our long-term equity incentive program consisted of three stock vehicles: performance share program (“PSP”) awards, restricted stock awards and stock appreciation rights. Stock appreciation rights and PSP awards are performance based (with performance based on stock price and the achievement of financial objectives, respectively), which incentivize contribution to growth and support our pay-for-performance philosophy. Restricted stock awards, which require continued employment to vest, support our critical retention efforts to ensure continuity of management for the successful execution of business strategies and for succession planning.

The Committee determines the grant date for all long-term equity incentive awards. The Committee generally grants awards on an annual basis at its regularly scheduled December meeting although, upon the Chief Executive Officer’s recommendation, awards may be granted on the last business day of any fiscal quarter in special circumstances. The Committee does not coordinate the grant date for any award with the release of material non-public information. We value shares underlying long-term equity incentive awards at fair market value, which we define as the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of the grant. We employ the average to mitigate the effects of large fluctuations in the price of our common stock on the date of grant.

When determining appropriate award sizes and values, the Committee considers competitive market practices, as reported by Mercer, the number of shares available under the 1998 Plan and the financial impact on our company. Basing award sizes on delivered value enables the Committee to grant competitive awards, regardless of fluctuations in the price of our common stock. Once the Committee has determined the appropriate delivered value, the total amount is allocated among the three stock vehicles, as described below. Award size for each named executive officer is based on the executive’s position with our company with no consideration given to individual performance or the executive’s current stock holdings. In addition, once an executive officer announces that his or her retirement is imminent, the Committee generally does not grant additional long-term equity incentive awards to that individual.

For 2006, delivered value was allocated among PSP awards, restricted stock awards and stock appreciation rights as follows:

PSP Awards.  To maintain our strong focus on performance, 50% of the delivered value for the 2006 long-term equity incentive program was in the form of PSP awards. PSP awards are made on a contingent basis in December of each year for a three-year performance period beginning the following January 1. The Committee, based on our Chief Executive Officer’s recommendation, establishes minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of the targeted payout. The Committee determines the measurement criteria annually and, in doing so, considers the financial metrics selected for the short-term variable pay programs to ensure the most critical financial measurements are represented throughout our various incentive programs. For PSP awards made in 2006, the financial metric used to determine whether the target performance standards have been achieved is return on invested capital, as an average over the three-year period, with the lowest year weighted at 20% and the remaining two years weighted at 40% each, in order to mitigate the impact of anomalously low performance in any one year during the three-year performance period. The Committee determined the return on invested capital performance targets based on their assessment of desired return relative to the cost of capital. At the end of the three-year performance period, the earned share awards are calculated by applying the performance standards for such period to the contingent PSP award. Assuming continued employment, if, at the end of the performance period, at least the minimum performance level has been attained, shares underlying the PSP award vest and, to the extent earned, are distributed in the form of company common stock. To the extent the PSP award payout level attained is less than 100%, the difference between 100% and the earned award is forfeited. In 2006, the named executive officers earned the maximum payout of 200% of target for PSP awards granted in 2003, the value of which is included in the Option Exercises and Stock Vested Table under the “Stock Awards — Value Realized on Vesting” column. The estimated payout amounts for the 2006 PSP awards, which will vest in December 2009, are included in the Grants of Plan Based Awards Table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column.

Restricted Stock Awards.  To support our retention objective and leadership continuity, 30% of the delivered value for the 2006 long-term equity incentive program was in the form of restricted stock awards. Restricted stock awards vest three years following the date of grant, provided that the recipient remains employed by our company. The number of shares underlying restricted stock awards granted to the named executive officers in 2006 is included in the Grants of Plan Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

Stock Appreciation Rights.  To incentivize participants to grow our business and deliver increased share value to our stockholders, 20% of the delivered value for the 2006 long-term equity incentive program was in the form of stock appreciation rights. Stock appreciation rights vest in one-third increments on each anniversary of the date of grant. The exercise price is based on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of the grant. Upon the exercise of vested stock appreciation rights, the increase, if any, between the fair market value of our common stock on the date of grant and the fair market value on the date the right is exercised is paid in company common stock. Stock appreciation rights granted in 2006 expire seven years from the date of grant. The number of stock appreciation rights granted to our named executive officers in 2006 is included in the Grants of Plan Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.

As a result of Mr. Schjerven’s pending retirement, Mr. Schjerven was not awarded any long-term equity incentive awards in 2006.

Perquisites and Other Compensation

We believe reasonable perquisites should be provided to our executive officers as a competitive practice and in order to attract and retain top executive talent. On a periodic basis, the Committee reviews our perquisite program for executives against market-competitive information provided by Mercer to monitor prevalence in the marketplace and to maintain market-competitiveness. In 2006, we provided the following perquisites to our named executive officers:

•	an automobile allowance of $1,500 per month;

•	a country club membership;

•	tax and financial planning services, reimbursed up to $12,000 per year;

•	the installation of company HVAC equipment at the executive’s home so that the executive can promote our equipment to both business and personal guests;

•	an executive level relocation program with tax gross-up assistance; and

•	an annual comprehensive physical exam.

The named executive officers also participate in our employee charitable contributions matching program, pursuant to which we match the executives’ charitable contributions by up to $1,000 per year.

Benefits

We provide our named executive officers and employees with comprehensive and competitive benefits programs. Programs ranging from pensions, profit sharing plans, and 401(k) plans, to medical, dental and life insurance provide a wealth of benefits to employees and retirees. All programs are reviewed by management for competitiveness and administered, in most cases, by an administrative committee that is comprised of members from our human resources and finance departments. Various consultants, including Mercer, Benefits Partners Inc. and Watson Wyatt Worldwide, Inc., provide input and recommendations regarding the types and levels of benefit programs we offer.

Qualified Retirement Plans

Our named executive officers participate in three tax-qualified retirement plans: the Consolidated Pension Plan, a traditional defined benefit pension plan, the Profit Sharing Retirement Plan, a defined contribution profit sharing plan, and the Lennox International Inc. 401(k) Plan, a defined contribution 401(k) plan. Our named executive officers participate in these plans on the same terms as other eligible employees.

Consolidated Pension Plan.  We recognize the need for our named executive officers and other employees to be able to count on a predictable source of retirement income. The Consolidated Pension Plan (formerly known as the Pension Plan for Salaried Employees) provides participants with valuable benefits that are competitive in the marketplace. This plan is commonly referred to as a “floor offset benefit arrangement.” Under a “floor offset benefit arrangement,” a target benefit is established based on a participant’s service and compensation that is offset (provided) by the calculated value of the participant’s defined contribution profit sharing account. By setting a target that our company-paid retirement income should reach, the Consolidated Pension Plan acts as a safety net by assuring that the participant will receive at least the target level benefit, even if the value of the participant’s company-paid profit sharing account under the Profit Sharing Retirement Plan falls short of the target.

Profit Sharing Retirement Plan.  When we are successful in reaching our financial objectives, our Profit Sharing Retirement Plan allows participants to share in the rewards. Each year, we contribute a portion of our profits to the plan, with an upper limit set by the Board of Directors. No contributions are required from participants. The total profit sharing available for the year is divided among eligible participants based on eligible compensation. Participants with compensation over the Social Security wage base receive an additional contribution due to the limit on Social Security benefits. Contributions are invested in a portfolio comprised of both long-term and short-term investment grade bonds and a portfolio of U.S. and international stocks.

401(k) Plan.  We believe it is important for employees to save a portion of their income for retirement. To allow participants to meet their retirement goals and save on a tax-favored basis, we offer a 401(k) plan to our employees. The plan allows for deferrals of between 1% and 75% of a participant’s pre-tax earnings subject to annual dollar limits set by the Internal Revenue Service. In addition, participants age 50 or over are allowed to make additional elective deferrals as pre-tax “catch-up” contributions. Our 401(k) Plan provides for various investment options ranging from conservative to aggressive. Although we provide for employer matches in some of our 401(k) arrangements, the provisions that govern the 401(k) Plan in which the named executive officers participate does not provide for employer matching contributions to any participants.

Nonqualified Retirement Plans

The named executive officers also participate in two nonqualified retirement plans: the Supplemental Retirement Plan, a defined benefit plan, and the Profit Sharing Restoration Plan, a defined contribution plan. Nonqualified plans are generally not subject to the Employee Retirement Income Security Act (ERISA) and are designed to cover key executives. Participation in our nonqualified plans is limited to key executives who are defined as certain participants that were “grandfathered” in 2000, our Chief Executive Officer and any executive officer who reports to the Chief Executive Officer. The Supplemental Retirement Plan and the Profit Sharing Restoration Plan are unfunded liabilities of our company.

Because eligible compensation is limited by the Internal Revenue Service under tax-qualified plans, our nonqualified plans do not provide the same percentage of retirement income to those participants whose compensation exceeds the prescribed limits compared to those participants whose compensation falls below the limits. Further, many key executives are hired late in their career and may not reach maximum benefits under our tax-qualified plans prior to retirement. Therefore, our nonqualified plans are designed to supplement the benefits payable under our tax-qualified plans, which may be limited due to compensation limitations imposed by the Internal Revenue Service.

Supplemental Retirement Plan.  Compared to the Consolidated Pension Plan, the Supplemental Retirement Plan allows for a faster accrual of benefits and considers twice the percentage of final average pay in the computation of the target benefit. Unlike the Consolidated Pension Plan, profit sharing balances are not projected to retirement, thus allowing for a lower offsetting profit sharing benefit. A participant must have at least five years of vesting service to be eligible for benefits. As such, all of the named executive officers are eligible for benefits under the Supplemental Retirement Plan except for Ms. Carter who currently has less than five years of vesting service. The plan provides for unreduced benefits at age 62, if 10 years of service has been reached prior to separation (unreduced at age 60 if the Rule of 80 (credited service and age equal 80) has been met and the participant retires from employment). Otherwise, benefits are payable at the normal retirement age of 65. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under the Consolidated Pension Plan.

The Supplemental Retirement Plan allows for a deferred vested benefit upon a participant’s separation of employment after the completion of five years of service, but prior to a participant’s early retirement date. Deferred vested retirement benefit payments commence at the same time that deferred vested retirement benefit payments commence under the qualified Consolidated Pension Plan with reductions applying for early commencement in certain situations.

Profit Sharing Restoration Plan.  Our Profit Sharing Restoration Plan permits accruals that otherwise could not occur under our Profit Sharing Plan because of Internal Revenue Service limitations on compensation. Earnings are allocated at the same market rate as the Profit Sharing Retirement Plan. Distributions may occur at separation of employment and can be paid in the form of a lump sum, or equal annual installments over either a five or ten-year period.

Other Benefits

Our named executive officers participate in our medical and dental insurance and short-term and long-term disability plans on the same terms as other employees.

Our named executive officers also participate in a company sponsored life insurance plan that provides for minimum coverage of $1 million for executive officers and $3 million for our Chief Executive Officer. We pay the premium, including the incremental portion above the basic life insurance of 1.5 times annual base salary provided to salaried employees, as we believe that it is important that these executives have competitive life insurance with a minimum coverage level. Further, in 2006, Mr. Schjerven and Dr. Ashenhurst were provided additional compensation subject to a grandfathered agreement allowing for payment of premiums for Executive Life and Long-Term Disability programs that were terminated in 1992. These payments, which are not subject to adjustments for any increase or decrease in future premiums, will continue to be paid as long as the individuals are employed by our company; provided, however, that we reserve the right to modify or terminate these payments at any time for any reason.

Other Awards or Arrangements

As a competitive practice and to attract and/or retain executive officers and other key employees, we may, from time to time, provide special cash or stock awards in the form of retention bonuses, sign on/employment bonuses, or special recognition “lightning bonuses” for outstanding and extraordinary performance. We may also provide a separate monthly stipend for an extended assignment generally outside the duties of an executive’s core position. For example, Dr. Ashenhurst received a monthly stipend for performing an interim role as President and Chief Operating Officer of our Worldwide Refrigeration business, in addition to his Chief Administrative Officer duties. In addition, for succession planning purposes and to incentivize Dr. Ashenhurst to remain employed by our company until he is eligible to retire in July 2008, we granted Dr. Ashenhurst a restricted stock award for 20,000 shares of common in October 2006, which will vest on July 20, 2008 if he remains employed with our company throughout the vesting period. Details regarding Dr. Ashenhurst’s special stipend and restricted stock award are included in the Summary Compensation Table under the “All Other Compensation” column (see footnote 5 to the Summary Compensation Table) and the Grants of Plan-Based Awards Table, respectively. All special cash awards, stock awards, stipends and other compensation arrangements relating to our executive officers, including the named executive officers, are approved by the Committee.

Employment Agreements and Change of Control Employment Agreements

We have entered into employment agreements and change of control employment agreements with each named executive officer. Employment agreements are executed to secure the future services of the named executive officers critical to our success and for financial and business planning. Our change of control employment agreements are intended to assure that, in the event of a change of control or potential change of control, we will have the continued services of the named executive officer and that the named executive officer will be provided with continued compensation and benefits. These agreements are discussed in detail under “Potential Payments Upon Termination or Change of Control.”

Tax and Accounting Implications

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the other four highest paid executives, unless the compensation meets certain stockholder-approved performance requirements. It is our intent to make awards that qualify as deductible compensation under Section 162(m) of the Internal Revenue Code whenever possible. However, where granting awards is consistent with our strategic business goals, the Committee reserves the right to make awards that are non-deductible. Accordingly, for fiscal 2006, the amount of non-performance based compensation in excess of $1 million for the Chief Executive Officer and the other named executive officers (other than Mr. McDonough) was not deductible for federal income tax purposes.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and, in some circumstances, imposes penalties and interest on the person who is to receive the deferred compensation. We have considered the implications of Section 409A and intend to operate our nonqualified deferred compensation arrangements in a manner that complies with Section 409A.

Accounting for Stock-Based Awards

We accounted for stock-based awards granted or modified during fiscal year 2006, including stock options, stock appreciation rights, restricted stock awards and PSP awards, in accordance with the requirements of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS No. 123R”).

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation and Human Resources Committee of the Board of Directors:

James J. Byrne (Chairperson)	Linda G. Alvarado
Terry D. Stinson	John E. Major

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation and Human Resources Committee Report shall not be incorporated by reference into any such filings.

The Securities and Exchange Commission recently adopted enhanced executive compensation disclosure requirements for public companies. As a result, the following disclosure regarding the compensation of our executive officers and directors will be somewhat different in content and format from previous years.

Summary Compensation Table for 2006

The following table provides information regarding total compensation earned in 2006 by the named executive officers, which include our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and, in accordance with the Securities and Exchange Commission’s rules, Robert J. McDonough, the former Executive Vice President and President and Chief Operating Officer of our Worldwide Heating and Cooling business.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
			Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Earnings(4)	(5)	Compensation

Robert E. Schjerven	2006	$990,244	$4,542,708	$85,767	$2,483,632	$1,689,001	$361,776	$10,153,128
Chief Executive Officer
Susan K. Carter	2006	$436,814	$1,049,316	$53,853	$702,441	$303,777	$147,745	$2,693,946
Executive Vice President and
Chief Financial Officer
Harry J. Ashenhurst, Ph.D.	2006	$491,546	$1,244,689	$84,536	$790,455	$668,749	$304,348	$3,584,323
Executive Vice President and
Chief Administrative Officer
Scott J. Boxer	2006	$462,127	$1,221,212	$77,437	$546,411	$431,172	$147,394	$2,885,753
Executive Vice President and
President and Chief Operating
Officer, Service Experts
Linda A. Goodspeed	2006	$365,827	$1,235,209	$77,437	$588,287	$121,638	$139,353	$2,527,751
Executive Vice President and
Chief Supply Chain,
Logistics and Technology
Officer
Robert J. McDonough(6)	2006	$389,099	$(2,036,296)	$(112,190)	$0	$0	$4,925,584	$3,166,196
Former Executive Vice President and
President and Chief Operating
Officer, Worldwide Heating and Cooling

(1)	Except as provided below, the amounts shown represent the compensation costs (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R in connection with restricted stock awards and PSP awards granted under the 1998 Plan. Therefore, such amounts may include compensation costs for awards granted in and prior to 2006. Assumptions used in calculating these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007. The negative amount shown for Mr. McDonough reflects the actual forfeiture of restricted stock and PSP awards realized in connection with his termination of employment with our company.

(2)	Except as provided below, the amounts shown represent the compensation costs (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R in connection with stock appreciation rights granted under the 1998 Plan. Therefore, such amounts may include compensation costs for awards granted in and prior to 2006. Assumptions used in calculating these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007. The negative amount shown for Mr. McDonough reflects the actual forfeiture of stock appreciation rights realized in connection with his termination of employment with our company.

(3)	The amounts shown represent short-term cash incentive awards earned under our short-term variable pay programs in 2006. Such awards were paid in March 2007. These amounts were reported under the “Bonus” column in previous years.

(4)	The amounts shown represent the change in the present value of accumulated pension benefits that accrued during 2006 under our Supplemental Retirement Plan and Consolidated Pension Plan as a result of one additional year of service. No above market interest on nonqualified deferred compensation was earned.

(5)	The amounts shown include perquisites and other compensation. The following table identifies the separate amounts attributable to each category of perquisites and other compensation in 2006 for each named executive officer.

	Perquisites						Other Compensation
										Contri-
										butions to
		Country	Tax and	Equipment			Matching	Term Life	Tax	Profit	Disability
	Auto	Club	Financial	and	Relocation	Physical	Charitable	Insurance	Gross-	Sharing	Benefit
Name	Allowance	Dues	Planning	Installation	Assistance	Exam	Contributions	Premiums	ups	Plans	Restoration

Robert E. Schjerven	$15,840	$1,303	$4,075	$0	$0	$0	$0	$7,236	$0	$332,269	$1,053
Susan K. Carter	$15,300	$4,655	$10,000	$6,918	$0	$4,292	$1,000	$2,412	$0	$103,168	$0
Harry J. Ashenhurst, Ph.D.	$11,340	$11,468	$9,000	$28,476	$0	$0	$0	$3,056	$0	$120,183	$825
Scott J. Boxer	$14,760	$6,170	$11,658	$0	$0	$1,605	$0	$2,412	$0	$110,789	$0
Linda A. Goodspeed	$16,020	$13,572	$10,000	$6,455	$0	$2,489	$0	$2,412	$0	$88,405	$0
Robert J. McDonough	$12,000	$0	$0	$3,919	$19,697	$0	$0	$0	$4,769	$0	$0

The values attributable to each “perquisite” and item of “other compensation” listed above are calculated as follows:

•	Auto Allowance — based on the amount paid by us in 2006 for the named executive officer’s personal use.

•	Country Club Dues, Tax and Financial Planning, Physical Exam, Relocation Assistance and Matching Charitable Contributions — based on the incremental cost reimbursed or paid by us in 2006.

•	Company Equipment and Installation — Company equipment is based on the sales price of the equipment, discounted in accordance with our employee purchase program, and installation of such equipment is based on the incremental cost paid by our company in 2006.

•	Term Life Insurance Premiums — based on the incremental cost paid by us in 2006 on behalf of each named executive officer for Basic Life and Basic Accidental Death and Dismemberment.

•	Tax Gross-Ups — based on the incremental cost paid by us in 2006 for certain taxable benefits relating to relocation assistance.

•	Contributions to Profit Sharing Plans — based on contributions made on the named executive officer’s behalf under our Profit Sharing Retirement Plan and our Profit Sharing Restoration Plan in 2006. Information regarding our 2006 contributions to the Profit Sharing Restoration Plan is included in the Nonqualified Deferred Compensation Table.

•	Disability Benefit Restoration — based on the incremental cost paid by us in 2006 on behalf of Mr. Schjerven and Dr. Ashenhurst under a grandfathered agreement allowing for payments of premiums for Executive Life and Long Term Disability programs.

In addition to the perquisites and other compensation listed above:

•	Dr. Ashenhurst received $120,000 for serving as the interim President and Chief Operating Officer of our Worldwide Refrigeration business during 2006; and

•	Mr. McDonough received, or is entitled to receive, severance payments totaling $4,885,199 (see “Potential Payments Upon Termination or Change of Control”).

(6)	As previously announced on October 12, 2006, Mr. McDonough and our company mutually agreed to terminate his employment effective October 31, 2006.

Grants of Plan-Based Awards in 2006

The following table provides information regarding short-term cash incentive awards granted under our short-term variable pay programs and PSP awards, restricted stock awards and stock appreciation rights granted under the 1998 Plan to the named executive officers in 2006.

								All	All
								Other	Other
								Stock	Option
								Awards:	Awards:	Exercise		Grant
								Number of	Number of	or Base	Closing	Date Fair
								Shares of	Securities	Price of	Market	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under Equity			Stock or	Underlying	Option	Price on	Stock and
		Non-Equity Incentive Plan Awards(2)			Incentive Plan Awards(3)			Units	Options	Awards	Date	Option
	Grant	Threshold	Target	Max.	Threshold	Target	Max.	(#)	(#)	($/Sh)	of Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(4)	(5)	(6)	($/Sh)	(7)

Robert E. Schjerven(1)	12/08/06	$544,634	$1,089,268	$2,450,854	—	—	—	—	—	—	—	—
	12/08/06	$9,902	$19,805	$49,512	0	0	0	0	0	N/A	N/A	N/A
Susan K. Carter	12/08/06	$159,000	$318,000	$715,500	—	—	—	—	—	—	—	—
	12/08/06	$4,543	$9,086	$22,714	—	—	—	—	—	—	—	—
	12/08/06	—	—	—	7,011	14,022	28,044	—	—	—	—	$432,509
	12/08/06	—	—	—	—	—	—	8,413	—	—	—	$259,499
	12/08/06	—	—	—	—	—	—	—	17,062	$30.845	$30.970	$144,225
Harry J. Ashenhurst, Ph.D.(8)	12/08/06	$180,643	$361,286	$812,894	—	—	—	—	—	—	—	—
	12/08/06	$5,161	$10,322	$25,806	—	—	—	—	—	—	—	—
	12/08/06	—	—	—	7,011	14,022	28,044	—	—	—	—	$432,509
	12/08/06	—	—	—	—	—	—	8,413	—	—	—	$259,499
	12/08/06	—	—	—	—	—	—	—	17,062	$30.845	$30.970	$144,225
	10/04/06	—	—	—	—	—	—	20,000	—	—	—	$462,700
Scott J. Boxer	12/08/06	$169,832	$339,663	$764,243	—	—	—	—	—	—	—	—
	12/08/06	$4,852	$9,705	$24,262	—	—	—	—	—	—	—	—
	12/08/06	—	—	—	7,011	14,022	28,044	—	—	—	—	$432,509
	12/08/06	—	—	—	—	—	—	8,413	—	—	—	$259,499
	12/08/06	—	—	—	—	—	—	—	17,062	$30.845	$30.970	$144,225
Linda A. Goodspeed	12/08/06	$134,441	$268,883	$604,986	—	—	—	—	—	—	—	—
	12/08/06	$3,841	$7,682	$19,206	—	—	—	—	—	—	—	—
	12/08/06	—	—	—	7,011	14,022	28,044	—	—	—	—	$432,509
	12/08/06	—	—	—	—	—	—	8,413	—	—	—	$259,499
	12/08/06	—	—	—	—	—	—	—	17,062	$30.845	$30.970	$144,225
Robert J. McDonough	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	As a result of Mr. Schjerven’s pending retirement, Mr. Schjerven was not awarded any PSP awards, restricted stock awards or stock appreciation rights in 2006.

(2)	The amounts shown represent estimated future cash payouts under our management short-term incentive program and our broad-based short-term incentive program, based on a percentage of the named executive officer’s current base salary. As a result of Mr. Schjerven’s retirement, the payout of Mr. Schjerven’s short-term variable pay awards may be pro-rated based on his retirement date.

(3)	The amounts shown represent the number of shares underlying PSP awards. The threshold amount represents 50% of the target and the maximum amount represents 200% of target.

(4)	The amounts shown represent the number of shares underlying restricted stock awards, which, except where otherwise noted, vest on the third anniversary of the date of grant provided that the named executive officer remains employed by our company throughout the three-year vesting period.

(5)	The amounts shown represent the number of shares underlying stock appreciation rights, which vest in one-third increments on each anniversary of the date of grant and expire seven years from the date of grant.

(6)	Reflects the exercise price of stock appreciation rights, based on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of the grant.

(7)	The amounts shown represent the grant date fair market value of PSP awards, restricted stock awards and stock appreciation rights, calculated in accordance with SFAS No. 123R. For PSP and restricted stock awards granted on December 8, 2006, the grant date fair market value is $30.845 per share based on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of the grant. For the restricted stock award granted on October 4, 2006, the grant date fair market value is $23.135 per share based on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant. For stock appreciation rights, the grant date fair market value is determined using the Black-Scholes-Merton valuation model based on the following assumptions: stock price volatility of 29.78%, which is based on historical data regarding our common stock; expected life of 4.45 years; dividend yield of 1.69%; risk free interest rate of 4.53%; and modified derived value of $8.453 per share, which includes the following additional assumptions: discounts for the probability of termination for death, disability, retirement and voluntary/involuntary terminations.

(8)	The restricted stock award granted to Dr. Ashenhurst on October 4, 2006 will vest on July 20, 2008 if he remains employed with our company throughout the vesting period.

Outstanding Equity Awards at December 31, 2006

The following table provides information regarding all outstanding equity awards held by the named executive officers as of December 31, 2006.

	Option/SAR Awards(1)				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
						Market	Number of	Value of
					Number of	Value of	Unearned	Unearned
					Shares or	Shares or	Shares,	Shares,
					Units of	Units of	Units or	Units or
	Number of	Number of			Stock	Stock	Other	Other
	Securities	Securities	Option/		That Have	That Have	Rights	Rights
	Underlying	Underlying	SAR		Not	Not	That Have	That Have
	Unexercised	Unexercised	Exercise	Option/	Vested (#)	Vested ($)	Not	Not
	Options/	Options/	Price	SAR	(Restricted	(Restricted	Vested (#)	Vested ($)
	SARs (#)	SARs (#)	($/Sh)	Expiration	Stock	Stock	(PSP	(PSP
Name	Exercisable	Unexercisable	(2)	Date	Awards)(3)	Awards)(4)	Awards)(5)	Awards)(6)

Robert E. Schjerven	299,965	0	$8.19	12/13/07	98,701	$3,021,238	457,761	$14,012,064
	49,500	0	$19.03	12/10/08
	209,976	0	$16.21	12/13/08
	100,104	0	$11.22	12/08/09
	230,974	0	$13.38	12/13/09
	123,902	0	$16.76	12/11/10
	28,027	56,054	$29.36	12/09/12
Susan K. Carter	6,154	12,309	$29.36	12/09/12	53,260	$1,630,289	107,126	$3,279,127
	0	17,062	$30.85	12/08/13
Harry J. Ashenhurst, Ph.D.	36,300	0	$19.03	12/10/08	53,260	$1,630,289	170,916	$5,231,738
	34,070	0	$16.76	12/11/10
	6,154	12,309	$29.36	12/09/12
	0	17,062	$30.85	12/08/13
Scott J. Boxer	60,773	0	$8.19	12/13/07	63,260	$1,936,389	164,996	$5,050,540
	33,000	0	$15.59	07/20/08
	26,400	0	$19.03	12/10/08
	42,100	0	$16.21	12/13/08
	43,014	0	$11.22	12/08/09
	46,310	0	$13.38	12/13/09
	34,070	0	$16.76	12/11/10
	6,154	12,309	$29.36	12/09/12
	0	17,062	$30.85	12/08/13
Linda A. Goodspeed	42,100	0	$16.21	12/13/08	53,260	$1,630,289	113,098	$3,461,930
	46,310	0	$13.38	12/13/09
	34,070	0	$16.76	12/11/10
	6,154	12,309	$29.36	12/09/12
	0	17,062	$30.85	12/08/13
Robert J. McDonough	0	0	$0	N/A	0	$0	0	$0

(1)	Outstanding stock appreciation rights and options vest in one-third increments on each anniversary of the date of grant.

(2)	Pursuant to the 1998 Plan, the exercise price for all outstanding stock appreciation rights and options is based on the grant date fair market value, which is the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant.

(3)	Except as otherwise noted, outstanding restricted stock awards will vest and be distributed in company stock on the third anniversary of the date of grant, provided that the named executive officer remains employed by our company throughout the three-year vesting period. The restricted stock awards held by Mr. Boxer include an award granted in July 2003, which will vest four years from the date of grant. The restricted stock awards held by Dr. Ashenhurst include an award granted in October 2006, which will vest in July 2008.

(4)	The amounts shown are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610.

(5)	PSP awards are subject to the achievement of performance measures. Except as described below, PSP awards vest at the end of a three-year performance period and, to the extent earned, are distributed in company stock. Outstanding PSP awards granted prior to 2003 vest after ten years. As of December 31, 2006, each of Mr. Schjerven, Dr. Ashenhurst, Mr. Boxer and Ms. Goodspeed held PSP awards granted prior to 2003. For PSP awards granted after 2003, the amounts shown assume the achievement of maximum performance levels (based on the achievement of maximum performance levels for the PSP awards that vested in December 2006). PSP awards granted prior to 2003 will vest at target only and are valued that way in the table.

(6)	The amounts shown are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610.

Option Exercises and Stock Vested in 2006

The following table provides information regarding each exercise of stock options and stock appreciation rights by the named executive officers and each vesting of restricted stock awards and PSP awards held by the named executive officers in 2006.

	Option/ SAR Awards		Stock Awards
	Number of Shares	Value realized on	Number of Shares		Value Realized on
	Acquired on	Exercise	Acquired on		Vesting
Name	Exercise (#)	($)(1)	Vesting (#)		($)(2)

Robert E. Schjerven	0	$0	RSA	52,105	$1,617,079
			PSP	107,902	$3,318,526
Susan K. Carter	0	$0	RSA	15,000	$343,800
Harry J. Ashenhurst, Ph.D.	137,656	$2,655,670	RSA	14,328	$444,669
			PSP	29,670	$912,501
Scott J. Boxer	0	$0	RSA	14,328	$444,669
			PSP	29,670	$912,501
Linda A. Goodspeed	0	$0	RSA	14,328	$444,669
			PSP	29,670	$912,501
Robert J. McDonough	233,215	$3,675,900	RSA	24,960	$670,051

(1)	The amounts shown are based on the difference between the exercise price of the options and/or stock appreciation rights (the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of the grant) and the market price of our common stock on the date of exercise (the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of exercise).

(2)	The amounts shown, which include restricted stock and PSP awards, are based on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the day of vesting.

Retirement Plans

Pension Plans

Consolidated Pension Plan

Our Consolidated Pension Plan provides a “floor offset benefit arrangement,” pursuant to which a target benefit is calculated using credited service and final average pay for the highest five (or less if a participant does not have five) consecutive years of compensation. Compensation is limited by the Internal Revenue Service to include base salary, variable pay incentive and short-term bonuses. The monthly benefit is currently based on 1.00% of final average pay, plus 0.60% of final average pay above Social Security covered compensation, multiplied by the number of years of credited service, not to exceed 30 years. The target benefit is offset by the value of the participant’s defined contribution profit sharing account under our Profit Sharing Retirement Plan, with the difference provided by the Consolidated Pension Plan. Participants become vested in their Consolidated Pension Plan accrued benefit after five years of service and may commence unreduced benefits at age 65 (normal retirement age). If age and service requirements are met (attainment of age 62 and 10 years of service or the Rule of 80), benefits may commence earlier on an actuarially reduced basis. At the time of retirement, a participant may generally choose one of five forms of payment, which include temporary annuity (if retirement date is before age 65), single life annuity, 50% joint and survivor, 75% joint and survivor, and 100% joint and survivor. We do not grant extra years of service under any circumstances under the Consolidated Pension Plan.

Supplemental Retirement Plan

Our Supplemental Retirement Plan permits income above Internal Revenue Service limitations placed on the Consolidated Pension Plan to be considered in determining final average pay, doubles the rate of benefit accrual (2.0% of final average pay, plus 1.2% of final average pay above Social Security covered compensation), limits credited service to 15 years, and permits early retirement on some more favorable terms (unreduced at age 62 with 10 years of service or unreduced at age 60 if the Rule of 80 has been met and the participant retires from employment) than the Consolidated Pension Plan and provides for an additional optional form of payment (lump-sum). Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under the Consolidated Pension Plan. Extra years of credited service are generally not provided to participants except in the case of a “change of control.” Under such circumstances, 3.0 years would be granted to each named executive officer and would not impact the 15 year maximum credited service cap. The incremental effects of additional years of credited service under the Supplemental Retirement Plan and the Consolidated Pension Plan are reflected in the tables included in “Potential Payments Upon Termination or Change of Control.”

Pension Benefits for 2006

The following table provides information regarding the number of years of service credited to each named executive officer and the present value of accumulated benefits payable to each of the named executive officers under our Supplemental Retirement Plan and our Consolidated Pension Plan as of December 31, 2006, as well as payments made to each named executive officer in 2006 under such plans.

		Number of	Present	Payments
		Years	Value	During
		Credited	of Accumulated	the Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)(2)	Year ($)

Robert E. Schjerven(1)	Supplemental Retirement Plan	16.0	$9,371,877	$0
	Consolidated Pension Plan	20.8	$203,246	$0
Susan K. Carter	Supplemental Retirement Plan	2.5	$369,557	$0
	Consolidated Pension Plan	2.5	$7,440	$0
Harry J. Ashenhurst. Ph.D.	Supplemental Retirement Plan	18.0	$3,376,484	$0
	Consolidated Pension Plan	18.0	$10,186	$0
Scott J. Boxer	Supplemental Retirement Plan	8.6	$1,295,810	$0
	Consolidated Pension Plan	8.6	$47,428	$0
Linda A. Goodspeed	Supplemental Retirement Plan	5.5	$478,677	$0
	Consolidated Pension Plan	5.5	$3,592	$0
Robert J. McDonough(3)	Supplemental Retirement Plan	N/A	N/A	$830,038
	Consolidated Pension Plan	N/A	N/A	$0

(1)	The difference in Mr. Schjerven’s number of years of credited service under the Consolidated Pension Plan (20.8 years) versus the Supplemental Retirement Plan (16.0 years) is due to the Consolidated Pension Plan recognizing credited service from March 31, 1986, the date Mr. Schjerven became a participant in the Heatcraft Inc. Salaried Employees’ Pension Plan, which we acquired upon our acquisition of Heatcraft Inc. On January 1, 1991, the Heatcraft Inc. Salaried Employees’ Pension Plan was merged into the Lennox International Inc. Pension Plan for Salaried Employees (now known as the Consolidated Pension Plan). Credited service for Mr. Schjerven commenced under the Supplemental Retirement Plan effective January 1, 1991, the date that this plan was restated to redefine the eligible group.

Mr. Schjerven has met the requirements for an unreduced early retirement under the Supplemental Retirement Plan and for a reduced early retirement under the Consolidated Pension Plan. Benefits payable under the Consolidated Pension plan would be reduced by 0.5% per month for each month that the benefit commenced prior to age 65.

(2)	The present value of the lump-sum accumulated benefit payable at December 31, 2006 is equal to the present value factor, multiplied by the monthly benefit, multiplied by twelve, to annualize. The amounts shown are calculated in accordance with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” using a 5.89% interest (discount) rate as of December 31, 2006 and the RP-2000 mortality table for males and females without collar adjustment. The calculations assume payments are deferred until age 65 for all participants under our Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in note 11 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007.

(3)	Mr. McDonough elected a single lump-sum payment of his benefits under the Supplemental Retirement Plan and the Consolidated Pension Plan, to which he was entitled as of October 31, 2006. However, only a portion of the lump sum could be paid at that time due to the six-month holdback requirements for key executives under Section 409A of the Internal Revenue Code. Therefore, he was paid a gross payment of $830,038 on October 31, 2006 and will be eligible for the balance of $296,970, plus any actuarial adjustment for the delay in payment, in June 2007.

Profit Sharing Plans

Profit Sharing Retirement Plan

Our Profit Sharing Retirement Plan provides for annual company contributions, as determined by our Board of Directors, to participants based on the participant’s total compensation, subject to limitations imposed by the Internal Revenue Service. Participants are fully vested in the plan after six years of service. The assets of the plan are employer-directed. Distributions may occur at separation of employment and can be paid directly to the participant.

Profit Sharing Restoration Plan

Our Profit Sharing Restoration Plan permits accruals that otherwise could not occur under the Profit Sharing Retirement Plan because of Internal Revenue Service limitations on compensation. Distributions may occur at separation of employment and can be paid in the form of a lump sum, or equal annual installments over either a five or ten-year period.

The investment funds for the Profit Sharing Restoration Plan are directed by us and mirror those investments under the qualified Profit Sharing Retirement Plan. We may change these investments at anytime. The following table shows the investment funds that provide for the investment earnings allocation under the Profit Sharing Restoration Plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by Fidelity Managed Trust Company.

Name of Fund	Rate of Return

Fidelity Institutional Short-Intermediate Government Fund	3.65%
Fidelity Investment Grade Bond Fund	4.82%
Fidelity Dividend Growth Fund	14.67%
Fidelity Small Cap Stock Fund	12.37%
Fidelity Diversified International Fund	22.52%

Nonqualified Deferred Compensation for 2006(1)

The following table provides information regarding contributions, earnings, withdrawals and distributions under our Profit Sharing Restoration Plan in 2006 for each named executive officer, as well as each named executive officer’s aggregate balance in such plan at December 31, 2006.

	Executive	Company	Aggregate		Aggregate
	Contributions in	Contributions	Earnings	Aggregate	Balance
	Last Fiscal	in Last Fiscal	in Last	Withdrawals/	at Last Fiscal
Name	Year ($)	Year ($)	Fiscal Year ($)	Distributions ($)	Year-End ($)

Robert E. Schjerven	$0	$314,849	$149,755	$0	$1,824,881
Susan K. Carter	$0	$85,748	$0	$0	$85,748
Harry J. Ashenhurst, Ph.D.	$0	$102,763	$60,472	$0	$712,518
Scott J. Boxer	$0	$93,369	$35,253	$0	$448,832
Linda A. Goodspeed	$0	$70,984	$16,553	$0	$237,892
Robert J. McDonough(2)	$0	$0	$35,396	$255,155	$150,651

(1)	Our contributions to the Profit Sharing Restoration Plan are also included in the Summary Compensation Table in the “All Other Compensation” column (see footnote 5 to the Summary Compensation Table). Aggregate earnings for each named executive officer under the Profit Sharing Restoration Plan were not reported in the Summary Compensation Table for 2006 or previous years because such earnings are at the market rate. Our contributions to the Profit Sharing Restoration Plan in prior years, which are included in the “Aggregate Balance at Last Fiscal Year-End” column above, were reported in previous years as “All Other Compensation” in the Summary Compensation Table.

(2)	Mr. McDonough elected a single lump-sum payment of his benefits under the Profit Sharing Restoration Plan, to which he was entitled as of October 31, 2006. However, only a portion of the lump sum could be paid at that time due to the six-month holdback requirements for key executives under Section 409A of the Internal Revenue Code. Therefore, he was paid a gross payment of $255,155 on October 31, 2006 and will be eligible for the balance of $150,651, plus any appropriate earnings allocation for the holdback time period, in June 2007.

Potential Payments Upon Termination or Change of Control

Employment Agreements and Change of Control Employment Agreements

We have entered into employment agreements and change of control employment agreements with each of the named executive officers.

Employment Agreements

Our employment agreements establish the basis of compensation and assignments for each named executive officer and contain post-employment covenants regarding confidential information and restricting the diversion of employees, vendors and contractors and the solicitation of customers for a period of 24 months following termination of employment. These agreements also establish binding arbitration as the mechanism for resolving disputes. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement. The terms and conditions of our employment agreement with each named executive officer are substantially identical, except as described below.

In March 2006, the Compensation and Human Resources Committee determined that, for succession planning purposes, Dr. Ashenhurst’s employment agreement should be amended to incentivize Dr. Ashenhurst to remain in our employ and to facilitate his retention until he is eligible to retire in July 2008. Accordingly, we entered into an amendment to Dr. Ashenhurst’s employment agreement, which provides that in the event of an “adverse action,” Dr. Ashenhurst will remain an employee of our company through July 31, 2008, unless he voluntarily resigns, dies, becomes permanently disabled, or is terminated for cause. For purposes of the amendment, an “adverse action” includes a termination of his employment without cause, a significant diminution of his duties, our failure to treat Dr. Ashenhurst the same as other similarly-situated executive officers in adjusting (upward or downward) his annual rate of base salary, a change in his duties that adversely affects more than 10% of his normal duties and our non-renewal of his employment agreement. If Dr. Ashenhurst continues to be employed by our company after July 31, 2008, the provisions of his employment agreement will revert to those described above.

Change of Control Employment Agreements

Our change of control employment agreements, the terms and conditions of which are substantially identical, provide for certain benefits under specified circumstances if a named executive officer’s employment is terminated following a change of control transaction involving our company. The agreements require the named executive officer to maintain the confidentiality of our information and, for a period of 24 months following termination of employment, to avoid any attempts to induce our employees to terminate their employment with our company.

Our employment agreements and change of control employment agreements serve as the basis for the compensation and benefits to which each named executive officer would be entitled in the event of termination of such individual’s employment with our company under the following specified circumstances, including a change of control.

Payments Made Upon Voluntary Termination

If a named executive officer voluntarily terminates his or her employment with our company, he or she will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. In addition, all of the named executive officer’s outstanding stock options, stock appreciation rights, restricted stock awards and PSP awards will terminate on the executive’s last day of employment.

Payments Made Upon Retirement

If a named executive officer retires, he or she will be entitled to receive base salary through the last day of employment, a pro-rata payment under our short-term variable pay program based on the executive’s last day of employment and a lump-sum payment equal to unused, accrued vacation days. In addition, all stock options and stock appreciation rights will vest immediately and remain exercisable for the duration of the term; he or she will receive shares of common stock under restricted stock awards upon expiration of the applicable vesting period as if he or she had continued employment with our company; and, for PSP awards, the executive will be deemed to have continued in employment until the end of the applicable performance period and will receive shares of common stock to the extent earned based on the attainment of pre-defined performance goals.

Payments Made Upon Involuntary — Not for Cause Termination

If we terminate a named executive officer prior to the expiration of his or her employment agreement or if we do not renew such officer’s agreement for any reason other than for cause, the named executive officer will be entitled to receive “normal severance compensation” or, in the named executive officer’s sole discretion, “enhanced severance benefits.” Under both severance packages:

•	all outstanding, vested stock options and stock appreciation rights will continue to be exercisable for 90 days following the executive’s last day of employment, provided, however, to the extent such award is not vested on the executive’s last day of employment, the remaining unexercisable portion of the award will terminate as of such date; and

•	restricted stock awards and PSP awards will generally terminate on the executive’s last day of employment.

“Normal Severance Compensation.”  If the named executive officer elects to receive “normal severance compensation,” he or she will receive monthly payments equal to the greater of his or her base salary for the remainder of the employment agreement’s term or three months of his or her base salary in addition to any other compensation or benefits applicable to an employee at the named executive officer’s level, including a lump-sum payment equal to unused, accrued vacation days.

“Enhanced Severance Benefits.”  If the named executive officer agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with “enhanced severance benefits.” Payments provided under this severance package, which are dependent on years of service with our company, are as follows:

Component	Less Than Three Years of Service	Three or More Years of Service

Base Salary:	One year of base salary	Two years of base salary
Short-Term Variable Pay:	Lump-sum payment equal to all payments under our short-term variable pay programs received in the previous 12 months	Lump-sum payment equal to all payments under our short-term variable pay programs received in the previous 24 months
Payment in Lieu of Outplacement Services:	Lump-sum payment equal to 10% of current base salary	Same
Payment in Lieu of Perquisites:	Lump-sum payment equal to 10% of current base salary	Same
Post-Employment Health Care Coverage:	Payment of COBRA premiums for up to 18 months while executive is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, on a month-to-month basis, should executive remain unemployed	Same
Death Benefit:	If the named executive officer dies during the severance period, a lump-sum death benefit equal to six months of the named executive officer’s base salary will be paid to the executive’s beneficiary	Same
Accrued Vacation:	A lump-sum payment equal to unused, accrued vacation days	Same

Payments Made Upon Death or Disability

If a named executive officer dies during the term of his or her employment agreement, the named executive officer’s beneficiary will be entitled to receive “normal severance compensation,” as described above. If a named executive officer becomes permanently disabled during the agreement term, he or she will be entitled to, at the executive’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, all outstanding stock options and stock appreciation rights will vest immediately and remain exercisable for the duration of the term; for restricted stock awards, the executive, or his or her beneficiary, will receive a pro-rata payment based upon the portion of the vesting period the executive actually served as an employee of our company; and for PSP awards, the executive, or his or her beneficiary, will receive a pro-rata payment of the earned award based on the attainment of pre-defined performance goals.

Payments Made Upon For Cause Termination

If we terminate a named executive officer for cause, he or she will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to accrued, unused vacation days. All of the named executive officer’s outstanding stock options, stock appreciation rights, restricted stock awards and PSP awards will terminate on the executive’s last day of employment.

Payments Made Upon a Change of Control

Our change of control employment agreements are intended to assure that, in the event of a change of control or potential change of control, we will have the continued services of our executive officers and they will be provided with continued compensation and benefits. Our change of control employment agreements are intended to provide protections to the named executive officers that are not afforded by their existing employment agreements, but not to duplicate these benefits. The employment rights of the named executive officers under the change of control employment agreements would be triggered by either a change of control or a potential change of control, as described below. Each change of control employment agreement generally terminates two years following the date of a change of control or, in the case of a potential change of control, on the earliest of (a) the date on which the Board determines in good faith that a change of control is unlikely to occur, (b) any anniversary of the potential change of control, if, upon proper notice, the named executive officer elects to terminate his or her employment with our company, and (c) the second anniversary of the date of the potential change of control. If the named executive officer remains employed at the conclusion of the term of the change of control employment agreement, the officer’s existing employment agreement will continue to remain in effect. Following a potential change of control, if the Board of Directors determines in good faith that a change of control is not likely, the term of the change of control employment agreement may terminate but the agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control.

A “change of control” generally includes the occurrence of any of the following events:

(a) any person, other than specified exempt persons, which includes our company and our subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of our voting securities;

(b) a change in the identity of a majority of our Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

(c) approval by the stockholders of a reorganization, merger or consolidation in which:

(1) existing stockholders would own 65% or less of the voting securities of the surviving entity;

(2) any person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity;

(3) less than a majority of the board of the surviving entity would consist of the then incumbent members of our Board of Directors; or

(d) approval by our stockholders of a liquidation or dissolution of our company, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

(1) more than 65% of the voting securities of such company would be owned by existing stockholders;

(2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

(3) at least a majority of the board of directors of such company would consist of the then incumbent members of our Board of Directors.

A “potential change of control” generally includes any of the following events:

(a) commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

(b) our company entering into an agreement which, if consummated, would constitute a change of control;

(c) commencement of an election contest subject to the Securities and Exchange Commission’s proxy rules; or

(d) occurrence of any other event that the Board of Directors determines could result in a change of control.

During the term of the change of control employment agreement, a named executive officer’s position, authority, duties and responsibilities may not be diminished and all forms of compensation, including base salary, short-term variable pay, regular salaried employee plan benefits, and long-term equity incentive awards, generally must continue on a basis no less favorable than at the beginning of the term of the change of control employment agreement and, in the case of specified benefits, generally must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of our employees.

If we terminate a named executive officer during the term of his or her change of control employment agreement other than for cause or by reason of death or disability or if the named executive officer terminates employment with our company for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), we will pay or provide such executive the following amounts and benefits:

•	a lump-sum cash payment equal to the sum of his or her then unpaid current salary, the pro-rata portion of the highest bonus paid or awarded during the preceding three years and previously deferred compensation and accrued vacation time;

•	a lump-sum cash payment equal to the sum of three times the executive’s annual base salary and three times the highest annual bonus paid or awarded to the executive during the preceding three fiscal years;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the long-term equity incentive component of the executive’s compensation;

•	a lump-sum cash payment equal to the sum of 15% of the executive’s annual base salary, in lieu of outplacement services and three times 15% of the annual base salary that would have been paid or awarded to the executive during the fiscal year that includes the date of termination, for the perquisites component of the executive’s compensation;

•	for purposes of our Supplemental Retirement Plan and Profit Sharing Restoration Plan, three additional years added to each of the service and age criteria;

•	continued coverage under our employee welfare benefits plans for up to 36 months after termination while the executive is unemployed and not eligible for other coverage; and

•	if payments made in conjunction with the change of control employment agreement result in the executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional “gross-up payment” equal to the excise tax imposed.

In addition, all outstanding stock options, stock appreciation rights, restricted stock awards and PSP awards held by the named executive officer will immediately vest and become exercisable, with applicable performance goals for outstanding PSP awards deemed to have been satisfied at the highest possible level (200% of target for 2006). In addition, the term of outstanding long-term equity incentive awards may be extended for up to three years following termination of employment. The named executive officer may also elect to cash out long-term equity incentive awards at the highest price per share paid by specified persons during the term of the change of control employment agreement or the six-month period prior to the beginning of the term.

The change of control employment agreements also provide for certain benefits if, during the term of an agreement, an officer’s employment with our company is terminated by reason of death or disability.

The following tables provide information regarding the amount of compensation and benefits to which each named executive officer would be entitled in the event of termination of such individual’s employment with our company under specified circumstances, including a change of control. Except as otherwise noted, the amounts shown (1) are estimates only and (2) assume that the named executive officer’s termination was effective as of December 31, 2006; in the case of disability, that the named executive officer elects to receive

“enhanced severance benefits;” and in the case of retirement, that the named executive officer is eligible for retirement.

Robert E. Schjerven

			Involuntary-Not for
			Cause Termination
	Voluntary		Normal	Enhanced			For Cause	Change of
Component	Termination	Retirement	Severance	Severance	Death	Disability	Termination	Control

Base Salary	$0	$0	$247,561	$1,980,488	$247,561	$1,980,488	$0	$2,381,074
Short-Term Variable Pay	0	0	0	3,379,825	0	3,379,825	0	10,113,955
Payment in Lieu of Long-Term Equity Incentives	0	0	0	0	0	0	0	10,113,955
Payment in Lieu of Outplacement	0	0	0	99,024	0	99,024	0	148,537
Payment in Lieu of Perquisites	0	0	0	99,024	0	99,024	0	445,610
Post-Employment Health Care Coverage	0	0	0	14,203	0	0	0	25,050
Long-Term Equity Accelerated Vesting(1)	0	12,741,230	0	0	6,867,691	6,867,691	0	17,192,215
Incremental Payment Under Supplemental Retirement Plan and Consolidated Pension Plan	0	0	0	0	0	0	0	0
280G Tax Gross-up	0	0	0	0	0	0	0	10,313,291
Accrued Vacation(2)	190,432	190,432	190,432	190,432	190,432	190,432	190,432	190,432

TOTAL	$190,432	$12,931,662	$437,993	$5,762,996	$7,305,684	$12,616,484	$190,432	$50,924,119

(1)	The amounts shown reflect unvested long-term equity incentive awards. For retirement, death, and disability, such amounts are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610. For change of control, the amounts shown are based on the highest sales price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.755.

(2)	On December 31 of each year, employees accrue vacation for the following year. The amounts shown represent a lump-sum payment for five weeks of vacation in 2006 (assuming the executive did not take any vacation days in 2006) and five weeks of accrued vacation for 2007. Actual payouts may vary depending on the specific circumstances.

Susan K. Carter

			Involuntary-Not for
			Cause Termination
	Voluntary		Normal	Enhanced			For Cause	Change of
Component	Termination	Retirement	Severance	Severance	Death	Disability	Termination	Control

Base Salary	$0	$0	$109,204	$436,814	$109,204	$436,814	$0	$645,294
Short-Term Variable Pay	0	0	0	645,294	0	645,294	0	3,246,325
Payment in Lieu of Long-Term Equity Incentives	0	0	0	0	0	0	0	3,246,325
Payment in Lieu of Outplacement	0	0	0	43,681	0	43,681	0	65,522
Payment in Lieu of Perquisites	0	0	0	43,681	0	43,681	0	196,566
Post-Employment Health Care Coverage	0	0	0	19,887	0	0	0	38,163
Long-Term Equity Accelerated Vesting(1)	0	4,924,802	0	0	2,044,462	2,044,462	0	4,949,842
Incremental Payment Under Supplemental Retirement Plan and Consolidated Pension Plan	0	0	0	0	0	0	0	572,897
280G Tax Gross-up	0	0	0	0	0	0	0	3,006,768
Accrued Vacation(2)	84,002	84,002	84,002	84,002	84,002	84,002	84,002	84,002

TOTAL	$84,002	$5,008,804	$193,206	$1,273,359	$2,237,668	$3,297,934	$84,002	$16,051,704

(1)	The amounts shown reflect unvested long-term equity incentive awards. For retirement, death, and disability, such amounts are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610. For change of control, the amounts shown are based on the highest sales price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.755.

(2)	On December 31 of each year, employees accrue vacation for the following year. The amounts shown represent a lump-sum payment for five weeks of vacation in 2006 (assuming the executive did not take any vacation days in 2006) and five weeks of accrued vacation for 2007. Actual payouts may vary depending on the specific circumstances.

Harry J. Ashenhurst, Ph.D.

			Involuntary-Not for
			Cause Termination
	Voluntary		Normal	Enhanced			For Cause	Change of
Component	Termination	Retirement	Severance	Severance	Death	Disability	Termination	Control

Base Salary	$0	$0	$122,887	$983,092	$122,887	$983,092	$0	$760,581
Short-Term Variable Pay	0	0	0	1,113,409	0	1,113,409	0	3,756,380
Payment in Lieu of Long-Term Equity Incentives	0	0	0	0	0	0	0	3,756,380
Payment in Lieu of Outplacement	0	0	0	49,155	0	49,155	0	73,732
Payment in Lieu of Perquisites	0	0	0	49,155	0	49,155	0	221,196
Post-Employment Health Care Coverage	0	0	0	7,762	0	0	0	24,426
Long-Term Equity Accelerated Vesting(1)	0	4,924,802	0	0	1,854,373	1,854,373	0	6,911,734
Incremental Payment Under Supplemental Retirement Plan and Consolidated Pension Plan	0	0	0	0	0	0	0	0
280G Tax Gross-up	0	0	0	0	0	0	0	3,714,317
Accrued Vacation(2)	94,528	94,528	94,528	94,528	94,528	94,528	94,528	94,528

TOTAL	$94,528	$5,019,330	$217,415	$2,297,101	$2,071,788	$4,143,712	$94,528	$19,313,274

(1)	The amounts shown reflect unvested long-term equity incentive awards. For retirement, death, and disability, such amounts are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610. For change of control, the amounts shown are based on the highest sales price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.755.

(2)	On December 31 of each year, employees accrue vacation for the following year. The amounts shown represent a lump-sum payment for five weeks of vacation in 2006 (assuming the executive did not take any vacation days in 2006) and five weeks of accrued vacation for 2007. Actual payouts may vary depending on the specific circumstances.

Scott J. Boxer

			Involuntary-Not for
			Cause Termination
	Voluntary		Normal	Enhanced			For Cause	Change of
Component	Termination	Retirement	Severance	Severance	Death	Disability	Termination	Control

Base Salary	$0	$0	$115,532	$924,254	$115,532	$924,254	$0	$696,133
Short-Term Variable Pay	0	0	0	866,138	0	866,138	0	3,474,786
Payment in Lieu of Long-Term Equity Incentives	0	0	0	0	0	0	0	3,474,786
Payment in Lieu of Outplacement	0	0	0	46,213	0	46,213	0	69,319
Payment in Lieu of Perquisites	0	0	0	46,213	0	46,213	0	207,957
Post-Employment Health Care Coverage	0	0	0	31,176	0	0	0	55,678
Long-Term Equity Accelerated Vesting(1)	0	5,106,992	794,391	794,391	2,574,964	2,574,964	0	7,037,184
Incremental Payment Under Supplemental Retirement Plan and Consolidated Pension Plan	0	0	0	0	0	0	0	618,735
280G Tax Gross-up	0	0	0	0	0	0	0	3,533,708
Accrued Vacation(2)	88,871	88,871	88,871	88,871	88,871	88,871	88,871	88,871

TOTAL	$88,871	$5,195,863	$998,794	$2,797,256	$2,779,367	$4,546,653	$88,871	$19,257,157

(1)	The amounts shown reflect unvested long-term equity incentive awards. For retirement, death, and disability, such amounts are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610. For change of control, the amounts shown are based on the highest sales price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.755.

Unlike other restricted stock awards, which, upon involuntary — not for cause termination, terminate on the executive’s last day of employment, the amounts shown include a restricted stock award for which, upon involuntary — not for cause termination, Mr. Boxer would receive a pro-rata payment based on the portion of the vesting period he served as an employee.

(2)	On December 31 of each year, employees accrue vacation for the following year. The amounts shown represent a lump-sum payment for five weeks of vacation in 2006 (assuming the executive did not take any vacation days in 2006) and five weeks of accrued vacation for 2007. Actual payouts may vary depending on the specific circumstances.

Linda A. Goodspeed

			Involuntary-Not for
			Cause Termination
	Voluntary		Normal	Enhanced			For Cause	Change of
Component	Termination	Retirement	Severance	Severance	Death	Disability	Termination	Control

Base Salary	$0	$0	$91,457	$731,655	$91,457	$731,655	$0	$568,761
Short-Term Variable Pay	0	0	0	833,391	0	833,391	0	2,803,764
Payment in Lieu of Long-Term Equity Incentives	0	0	0	0	0	0	0	2,803,764
Payment in Lieu of Outplacement	0	0	0	36,583	0	36,583	0	54,874
Payment in Lieu of Perquisites	0	0	0	36,583	0	36,583	0	164,622
Post-Employment Health Care Coverage	0	0	0	30,442	0	0	0	54,576
Long-Term Equity Accelerated Vesting(1)	0	4,924,802	0	0	2,044,462	2,044,462	0	5,133,511
Incremental Payment Under Supplemental Retirement Plan and Consolidated Pension Plan	0	0	0	0	0	0	0	389,760
280G Tax Gross-up	0	0	0	0	0	0	0	2,660,965
Accrued Vacation(2)	70,351	70,351	70,351	70,351	70,351	70,351	70,351	70,351

TOTAL	$70,351	$4,995,153	$161,808	$1,739,005	$2,206,270	$3,753,025	$70,351	$14,704,948

(1)	The amounts shown reflect unvested long-term equity incentive awards. For retirement, death, and disability, such amounts are based on the closing price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.610. For change of control, the amounts shown are based on the highest sales price of our common stock on the New York Stock Exchange on the last trading day of 2006 (December 29, 2006), which was $30.755.

(2)	On December 31 of each year, employees accrue vacation for the following year. The amounts shown represent a lump-sum payment for five weeks of vacation in 2006 (assuming the executive did not take any vacation days in 2006) and five weeks of accrued vacation for 2007. Actual payouts may vary depending on the specific circumstances.

Robert J .McDonough

As previously indicated, Mr. McDonough and our company mutually agreed to terminate his employment with our company effective October 31, 2006. The following table reflects actual payments made, or to be made, as the case may be, to Mr. McDonough upon his departure.

Component	Payment(1)

Severance (Base Salary)(2)	$933,840
Severance (Short-Term Variable Pay)	1,082,470
Perquisites	46,692
Post-Employment Health Care Coverage(3)	30,855
Payment in Lieu of Outplacement Services	46,692
Transition Payment(4)	500,000
Supplemental Retirement Plan and Consolidated Pension Plan Payout(5)	1,127,008
Profit Sharing Restoration Plan and Profit Sharing Retirement Plan Payout(6)	402,694
Shares Vested(7)	670,051
Accrued Vacation	44,897

TOTAL:	$4,885,199

(1)	Payments are based on the “involuntary — not for cause termination” category described above.

(2)	The amount shown will be paid in 24 monthly installments, which commenced October 31, 2006.

(3)	The amount shown will be paid in 24 monthly installments, which commenced October 31, 2006. If Mr. McDonough becomes eligible for health care coverage under another employer plan, these payments will terminate.

(4)	Payment to be paid on or before April 30, 2007 in recognition of Mr. McDonough’s efforts to provide for a smooth and successful transition of our Heating and Cooling business to our new organizational structure.

(5)	Mr. McDonough elected a single lump-sum payment of his benefits under the Supplemental Retirement Plan and the Consolidated Pension Plan, to which he was entitled as of October 31, 2006. However, only a portion of the lump sum could be paid at that time due to the six-month holdback requirements for key executives under Section 409A of the Internal Revenue Code. Therefore, he was paid a gross payment of $830,038 on October 31, 2006 and will be eligible for the balance of $296,970, plus any actuarial adjustment for the delay in payment, in June 2007.

(6)	Mr. McDonough elected a single lump-sump payment of his benefits under the Profit Sharing Restoration Plan, to which he was entitled as of October 31, 2006. However, only a portion of the lump sum could be paid at that time due to the six-month holdback requirements for key executives under Section 409A of the Internal Revenue Code. Therefore, he was paid a gross payment of $255,155 on October 31, 2006 and will be eligible for the balance of $150,651, plus any appropriate earnings allocation for the holdback time period, in June 2007.

(7)	The amount shown represents a restricted stock award, which provided for a pro-rata payment based on the portion of the vesting period Mr. McDonough served as an employee.

DIRECTOR COMPENSATION

We use a combination of cash, stock and long-term equity incentive awards to compensate members of our board of directors. Pursuant to our Corporate Governance Guidelines, all directors are strongly encouraged to own stock having a value of at least three times the value of their annual retainer within three year(s) of election and stock having a value of at least four times the value of their annual retainer within five years of election. Directors who are also employees of our company do not receive any additional compensation for serving on the Board. Prior to July 21, 2006, John W. Norris, Jr. served as our Chairman of the Board and Richard L. Thompson served as Vice Chairman. Effective July 21, 2006, Mr. Norris retired from the Board with Mr. Thompson succeeding him as Chairman. The Board has determined not to fill the position of Vice Chairman at this time.

2006 Annual Retainer and Meeting Fees

In 2006, our non-employee directors, other than the Vice Chairman and Chairman of the Board, received an annual retainer of $65,000, with up to $45,000 payable in cash and the remainder payable in common stock under the Non-Employee Directors’ Compensation and Deferral Plan (see below) and an additional annual retainer of $15,000 in cash for serving as a committee chair of the Audit Committee, $10,000 in cash for serving as a committee chair of the Compensation and Human Resources Committee or Board Governance Committee and $6,000 in cash for serving as a committee chair of the Pension and Risk Management, Acquisition or Public Policy Committees. Each non-employee director also received a fee of $1,500 for attending, in person, each meeting day of the Board of Directors, $1,200 for attending, in person, each Board committee meeting, $1,000 for participation in a telephonic meeting of the Board and $750 for participation in a telephonic meeting of a Board committee. The Vice Chairman’s compensation package was one and one-half times that of a non-employee director and the Chairman’s compensation package was twice that of a non-employee director. All non-employee directors received reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a Board committee. Directors’ fees are paid on a quarterly basis.

Non-Employee Directors’ Compensation and Deferral Plan

Under the Non-Employee Directors’ Compensation and Deferral Plan, non-employee directors may receive all or a portion of their annual retainer for service on the Board of Directors in the form of company common stock. In 2006, non-employee directors were required to take at least $20,000 of their annual retainer in stock under this plan. Prior to January 1, 2007, to the extent the annual retainer was not taken in stock, each non-employee director could defer 25% or more of the cash portion of his or her annual retainer into an account bearing interest at an annual rate equal to the prime rate charged by our lenders plus 1%. When a participating non-employee director terminates his or her service on our Board of Directors, the value of the director’s account is paid in a cash lump sum, or if elected by the director in the year prior to his or her termination of service, the director may receive payments in the form of annual installments over a three-year period. Notwithstanding the foregoing, the value of a director’s account will be paid when the director reaches the age of 70 or upon his or her termination of service due to disability or severe financial hardship, as determined by the Compensation and Human Resources Committee. If a participating director dies at any time prior to the complete distribution of his or her account, the remaining unpaid value will be paid to the director’s beneficiary. No directors deferred any of the cash portion of their annual retainer under this plan in 2006, and Linda G. Alvarado is the only director with an account balance. In December 2006, our Board of Directors voted to freeze the deferral component of the plan.

2006 Long-Term Equity Incentive Compensation

In December 2006, the non-employee directors received restricted stock awards and stock appreciation rights under the 1998 Plan. Each non-employee director, other than the Chairman, was awarded a restricted stock award for 1,547 shares and 4,706 stock appreciation rights. The Chairman was awarded a restricted stock award for 3,094 shares and 9,411 stock appreciation rights. The restricted stock awards vest three years following the date of grant provided that the director remains on the Board throughout the vesting period.

Stock appreciation rights vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested stock appreciation rights, the increase, if any, between the fair market value of our common stock on the date the right is exercised over the fair market value on the date of grant, is paid in company common stock. Stock appreciation rights granted in 2006 expire seven years from the date of grant and, pursuant to the 1998 Plan, have an exercise price equal to $30.845, which is the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant.

Pursuant to the 1998 Plan, no non-employee director may be granted, during any calendar year, stock awards consisting of more than 40,000 shares of our common stock; provided, however that a non-employee Vice Chairman of the Board may be granted up to three times that amount and a non-employee Chairman of the Board may be granted up to five times that amount.

Retirement and Health and Welfare Plans

We provide a retirement plan arrangement for certain “grandfathered” non-employee directors (those who were active Board members prior to 1998) under the Director’s Retirement Plan and afford such directors access to our health and welfare plans. The Director’s Retirement Plan provides for the continuation of the director’s annual retainer at the time of retirement for the life of the individual. Linda G. Alvarado, James J. Byrne, John E. Major and Richard L. Thompson are the only active Board members that currently participate in this plan. Our health and welfare programs are provided to participating directors under the same terms and provisions as provided to other employees. Mr. Byrne and Mr. Major are the only active Board members that currently participate in our health and welfare programs. John W. Norris, Jr. and David V. Brown participate in both the Director’s Retirement Plan and our health and welfare programs as retired Board members.

2006 Perquisites and Other Compensation

In 2006, non-employee directors were entitled to:

•	receive up to $5,000 of tax and financial planning services;

•	participate in our employee purchase program, which provides discounts on residential heating and air conditioning equipment, accessories and supplies;

•	receive a comprehensive physical examination paid for or reimbursed by our company; and

•	participate in our employee charitable contributions matching program, pursuant to which we match the director’s charitable contributions by up to $1,000 per year.

Director Compensation for 2006

The following table provides information regarding compensation earned in 2006 by each individual who served as a member of our board of directors in 2006.

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned		Option/SAR	Deferred
	Paid in	Stock	Awards	Compensation	All Other
Name	Cash ($)(6)	Awards ($)(7)	($)(7)	Earnings(8)	Compensation ($)(9)	Total

Richard L. Thompson	$119,215	$95,434	$128,459	$194,207	$65,006	$602,321
Robert E. Schjerven(1)	N/A	N/A	N/A	N/A	N/A	N/A
Linda G. Alvarado	$60,640	$15,820	$52,736	$129,873	$20,010	$279,079
Steven R. Booth	$64,390	$15,820	$52,736	$0	$20,010	$152,956
Thomas W. Booth(2)	N/A	N/A	N/A	N/A	N/A	N/A
James J. Byrne	$67,511	$47,717	$81,221	$73,165	$37,813	$307,427
Janet K. Cooper	$70,539	$15,820	$52,736	$0	$28,844	$167,939
C.L. (Jerry) Henry	$34,810	$15,820	$52,736	$0	$84,270	$187,636
John E. Major	$39,137	$47,717	$81,221	$100,889	$70,963	$339,927
John W. Norris, III	$62,811	$15,820	$52,736	$0	$20,010	$151,377
Paul W. Schmidt	$30,139	$15,820	$18,763	$0	$65,961	$130,683
Terry D. Stinson	$29,535	$15,820	$52,736	$0	$81,758	$179,849
Jeffrey D. Storey, M.D.	$18,572	$663	$656	$0	$32,485	$52,376
John W. Norris, Jr.(3)	$67,811	$0	$254,861	$(34,632)	$142,406	$430,446
David V. Brown(4)	$16,882	$46,253	$256,152	$106,036	$8,769	$434,092
Walden O’Dell(5)	$0	$49,491	$33,562	$0	$0	$83,053

(1)	Mr. Schjerven’s compensation for 2006 is disclosed in the Summary Compensation Table. He did not receive any compensation for service on our Board of Directors.

(2)	Mr. Booth serves as Vice President of Operations Services of Service Experts Inc., one of our subsidiaries. He does not receive any compensation for service on our Board of Directors.

(3)	Mr. Norris retired from the Board effective July 21, 2006.

(4)	Mr. Brown retired from the Board effective April 20, 2006.

(5)	Mr. O’Dell resigned from the Board effective January 27, 2006.

(6)	The amounts shown reflect cash payments only. Fees paid in stock are reported in the “All Other Compensation” column.

(7)	Except as provided below, the amounts shown represent the compensation costs (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R in connection with restricted stock awards (see “Stock Awards” column) and stock appreciation rights (see “Option/SAR Awards” column) granted under the 1998 Plan. Therefore, such amounts may include compensation costs for awards granted in and prior to 2006. Assumptions used in calculating these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007. The amount shown for Mr. O’Dell reflects the actual forfeiture of $33,973 realized in connection with his resignation from the Board.

The following table provides information regarding the aggregate number of outstanding restricted stock awards, options, and stock appreciation rights held, as of December 31, 2006, by each individual who served as a non-employee director during 2006.

	Aggregate	Aggregate
	Restricted Stock	Options/SARs
	Awards Outstanding as of	Outstanding as of
Name	December 31, 2006 (#)	December 31, 2006 (#)

Richard L. Thompson	5,418	121,114
Linda G. Alvarado	3,096	113,863
Steven R. Booth	3,096	59,175
James J. Byrne	3,096	85,575
Janet K. Cooper	3,096	59,175
C.L. (Jerry) Henry	3,096	74,306
John E. Major	3,096	56,592
John W. Norris, III	3,096	42,492
Paul W. Schmidt	3,096	9,798
Terry D. Stinson	3,096	87,463
Jeffrey D. Storey, M.D.	1,547	4,706
John W. Norris, Jr.	0	647,621
David V. Brown	0	109,157
Walden O’Dell	0	30,638

The grant date fair market value of restricted stock awards and stock appreciation rights granted in 2006 to the individuals who served as non-employee directors during 2006, calculated in accordance with SFAS No. 123R, is as follows:

	Grant Date Fair Market	Grant Date Fair
	Value of Restricted	Market Value of Stock
	Stock Awards	Appreciation Rights
	Granted in 2006	Granted in 2006

Chairman of the Board	$95,434	$94,486
All Other Non-Employee Directors	$47,717	$47,248

For restricted stock awards, the grant date fair market value is $30.845 per share based on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of the grant. For stock appreciation rights, the grant date fair market value is determined using the Black-Scholes-Merton valuation model based on the following assumptions: stock price volatility of 32.30%, which is based on historical data regarding our common stock; expected life of 5.71 years; dividend yield of 1.69%; risk free interest rate of 4.54%; and modified derived value of $10.040 per share, which includes the following additional assumptions: discounts for the probability of termination for death, disability, retirement and voluntary/involuntary terminations.

(8)	The amounts shown represent the change in the present value of accumulated benefits that accrued during 2006 under our Director’s Retirement Plan as a result of the participants aging an additional year and increases in their director fees. The amount shown for Ms. Alvarado also includes $9,566 in interest earned on her outstanding deferred compensation balance of $211,684 under the Non-Employee Directors’ Compensation and Deferral Plan.

Mr. Norris, Jr. and Mr. Brown, each of whom retired from the Board in 2006, receive $7,500 and $3,750, respectively, per month for life under the Director’s Retirement Plan.

(9)	The amounts shown include perquisites and other compensation, based on the incremental cost to our company. The following table identifies the separate amounts attributable to each category of perquisites and other compensation in 2006 for each individual who served as a non-employee director during 2006.

					Portion of Annual
	Tax and Financial	Physical	Matching Charitable		Retainer Paid
Name	Planning Services	Exam	Contributions		in Stock

Richard L. Thompson	$2,575	$0	$0		$62,431
Linda G. Alvarado	$0	$0	$0		$20,010
Steven R. Booth	$0	$0	$0		$20,010
James J. Byrne	$1,316	$1,758	$0		$34,739
Janet K. Cooper	$5,000	$3,883	$0		$19,961
C.L. (Jerry) Henry	$3,330	$0	$1,000		$79,940
John E. Major	$0	$0	$0		$70,963
John W. Norris, III	$0	$0	$0		$20,010
Paul W. Schmidt	$0	$0	$1,000		$64,961
Terry D. Stinson	$2,528	$4,265	$0		$74,965
Jeffrey D. Storey, M.D.	$0	$0	$0		$32,485
John W. Norris, Jr.	$0	$2,699	$100,000	(a)	$39,707
David V. Brown	$0	$0	$0		$8,769
Walden O’Dell	$0	$0	$0		$0

(a)	Upon the event of his retirement, we made a contribution of $100,000 in Mr. Norris’ name to a charity.

2007 Director Compensation

In December 2006, the Board of Directors, upon recommendation of our Compensation and Human Resources Committee, approved compensation for all non-employee directors for fiscal 2007. The 2007 compensation package is substantially similar to the 2006 compensation package, except as follows:

•	all non-employee directors, other than the Chairman, will receive a fee of $1,500 for each formal director education presentation attended by such director; and

•	the Chairman will be compensated $50,000 annually for attendance, in person or by telephone, at Board committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 regarding shares of our common stock that may be issued under our equity compensation plans.

Number of Securities
	to be Issued upon		Weighted-Average		Number of Securities
	Exercise of		Exercise Price of		Remaining Available
	Outstanding		Outstanding		for Future Issuance
	Options, Warrants		Options, Warrants		Under Equity
Plan Category	and Rights		and Rights		Compensation Plans

Equity compensation plans approved by security holders	8,276,015	(1)	$17.66	(2)	7,126,027	(3)
Equity compensation plans not approved by security holders	—		—		—

TOTAL:	8,276,015		$17.66		7,126,027

(1)	Includes the following:

• 3,873,284 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1998 Plan;

• Stock appreciation rights based on 1,907,913 shares of common stock granted under the 1998 Plan, which, upon exercise, will be settled in stock;

• 940,423 shares of common stock to be issued upon the vesting of restricted stock awards outstanding under the 1998 Plan; and

•   1,554,395 PSP awards granted under the 1998 Plan, which, for PSP awards granted after 2003, includes the number of performance shares that will be issued assuming we meet the target performance measures for the applicable three-year performance period and, for PSP awards granted prior to 2003, includes the number of performance shares that will be issued at the end of the applicable ten-year vesting period.

Excludes approximately 111,463 shares of common stock to be issued upon exercise of outstanding stock options originally granted under five equity compensation plans adopted by Service Experts Inc., one of our subsidiaries. We assumed such options, which have a weighted-average exercise price of $38.29, in connection with our acquisition of Service Experts in 2000. No additional options will be granted under Service Experts’ equity compensation plans.

(2)	Excludes PSP awards and restricted stock awards because such awards have no exercise price.

(3)	Includes 6,735,412 shares of common stock available for issuance under the 1998 Plan; 331,113 shares of common stock available for issuance under the Non-Employee Directors’ Compensation and Deferral Plan and 59,502 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, which is no longer active.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Thomas W. Booth, Stephen R. Booth and John W. Norris, III, each a member of our Board of Directors, John W. Norris, Jr., our former Chairman of the Board, David V. Brown, a former director of our company and Lynn B. Storey, the mother of Jeffrey D. Storey, M.D., a director of our company, as well as other stockholders of our company who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. (“AOC Land”). AOC Land owned 70% of AOC Development II, L.L.C. (“AOC Development”), which owned substantially all of One Lake Park, L.L.C. (“One Lake Park”) prior to the dissolution of AOC Development and One Lake Park in the second half of 2006. Beginning in 1998, we leased part of an office building in Richardson, Texas owned by One Lake Park for use as our corporate headquarters. We terminated these leases in June 2006. Our lease payments for 2006, 2005 and 2004 totaled approximately $1.4 million, $2.9 million and $3.2 million, respectively. We believe that the terms of our leases with One Lake Park were, at the time entered into, comparable to terms that could have been obtained from unaffiliated third parties. Please refer to “Proposal 1: Election of Directors” and “Proposal 2: Approval of the Issuance of Shares of our Common Stock Pursuant to an Agreement and Plan of Reorganization with A.O.C. Corporation” for additional information regarding family relationships that exist among certain members of our Board of Directors and related party transactions.

In December 2006, our Board of Directors adopted the Lennox International Inc. Related Party Transactions Policy, pursuant to which all related party transactions must be approved. Subject to limited exceptions, the written policy generally covers all transactions between our company and any director or executive officer, including their immediate family members and affiliates, as well as stockholders holding more than five percent of our common stock. Our Audit Committee is responsible for approving all related party transactions which must be on terms that are fair to our company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event management recommends any related party transaction in between regularly scheduled Audit Committee meetings, such transactions may be presented to the Chairman of the Audit Committee for approval, subject to ratification by the Audit Committee at the next regularly scheduled meeting. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and comprised entirely of independent and disinterested directors. Prior to adopting a formal written policy, we did not enter into any transactions in which our directors, executive officers or principal stockholders and their affiliates have a material interest unless such transactions were approved by a majority of the disinterested members of our Board of Directors and were on terms that are no less favorable to us than those that we could obtain from unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

During 2006, no member of the Compensation and Human Resources Committee was an officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

OWNERSHIP OF COMMON STOCK

The following table provides information regarding the beneficial ownership of our common stock as of February 1, 2007 by the following persons:

•	each person known by us to own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our executive officers, directors and nominees for director, as a group.

Beneficial ownership includes direct and indirect ownership of shares of our common stock, including rights to acquire beneficial ownership of shares upon the exercise of stock options or stock appreciation rights exercisable as of February 1, 2007 and that would become exercisable within 60 days of such date. To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership is based on 67,193,292 shares of common stock outstanding as of February 1, 2007. Unless otherwise indicated, all stockholders listed below have an address in care of our principal executive offices which are located at 2140 Lake Park Blvd., Richardson, Texas 75080.

		Options/SARs
	Shares Beneficially	Exercisable Within		Percent
Name of Beneficial Owner	Owned(1)	60 Days	Total	of Class

Robert E. Schjerven	845,515	1,042,448	1,887,963	2.77%
Todd M. Bluedorn	—	—	—	*
Linda G. Alvarado(2)	30,952	101,385	132,337	*
Harry J. Ashenhurst, Ph.D.	245,183	76,524	321,707	*
Steven R. Booth(3)	2,779,859	46,697	2,826,556	4.20%
Thomas W. Booth(4)	2,797,575	37,108	2,834,683	4.22%
Scott J. Boxer	346,043	291,821	637,864	*
James J. Byrne	52,584	73,097	125,681	*
Susan K. Carter	117,855	6,154	124,009	*
Janet K. Cooper	21,577	46,697	68,274	*
Linda A. Goodspeed	198,253	128,634	326,887	*
C. L. (Jerry) Henry	19,779	61,828	81,607	*
John E. Major	36,935	44,114	81,049	*
Robert J. McDonough	—	—	—	*
John W. Norris, III(5)	320,436	30,014	350,450	*
Paul W. Schmidt	9,350	1,697	11,047	*
Terry D. Stinson	27,948	74,985	102,933	*
Jeffrey D. Storey, M.D.(6)	228,101	—	228,101	*
Richard L. Thompson	101,248	102,234	203,482	*
All named executive officers, other executive officers, directors and nominees for director as a group (24 persons)	6,565,079	2,356,698	8,921,777	12.83%
John W. Norris, Jr.(7)	3,839,634	647,621	4,487,255	6.61%

*	Less than 1%

(1)	Includes the following unvested restricted stock awards: Mr. Schjerven—98,701; Ms. Alvarado—3,096; Dr. Ashenhurst—53,260; Mr. S. Booth—3,096; Mr. T. Booth—3,993; Mr. Boxer—63,260; Mr. Byrne—3,096; Ms. Carter—53,260; Ms. Cooper—3,096; Ms. Goodspeed—53,260;

Mr. Henry—3,096; Mr. Major—3,096; Mr. Norris, III—3,096; Mr. Schmidt—3,096; Mr. Stinson—3,096; Dr. Storey—1,547; Mr. Thompson—5,418; and an aggregate of 88,834 shares pursuant to unvested restricted stock awards held by our executive officers who are not named executive officers.

Also includes the following unvested PSP awards: Mr. Schjerven—300,135; Dr. Ashenhurst—117,354; Mr. T. Booth—23,336; Mr. Boxer—111,433; Ms. Carter—53,563; Ms. Goodspeed—59,536; and an aggregate of 197,558 unvested PSP awards held by our executive officers who are not named executive officers.

(2)	Includes 8,174 shares held by Cimarron Holdings, LLC, of which Ms. Alvarado is a member.

(3)	Includes (a) 1,901,136 shares held by trusts for the benefit of Richard W. Booth, and 129,822 shares held by The Booth Family Charitable Lead Annuity Trust, for each of which Mr. S. Booth is a co-trustee (Mr. S. Booth disclaims beneficial ownership of such shares); (b) 642,741 shares held by the Steven R. Booth Trust of which Mr. S. Booth is a co-trustee; and (c) 85,494 shares held by Mr. S. Booth’s children. As co-trustee, Mr. T. Booth may also be considered the beneficial owner of the 1,901,136 shares held by trusts for the benefit of Richard W. Booth and the 129,822 shares held by The Booth Family Charitable Lead Annuity Trust.

(4)	Includes (a) 1,901,136 shares held by trusts for the benefit of Richard W. Booth and 129,822 shares held by The Booth Family Charitable Lead Annuity Trust, for each of which Mr. T. Booth is a co-trustee (Mr. T. Booth disclaims beneficial ownership of such shares); (b) 40,062 shares held by the Thomas W. Booth Trust of which Mr. T. Booth is a co-trustee; and (c) 38,531 shares held by the Kathleen M. Booth Trust and 37,520 shares held by the Carolyn L. Booth Trust, for each of which Mr. T. Booth is the trustee (Mr. T. Booth disclaims beneficial ownership of such shares). As co-trustee, Mr. S. Booth may also be considered the beneficial owner of the 1,901,136 shares held by trusts for the benefit of Richard W. Booth and the 129,822 shares held by The Booth Family Charitable Lead Annuity Trust.

(5)	Includes (a) 4,987 shares held by the W.H. Norris Trust, 4,987 shares held by the B.W. Norris Trust, and 4,063 shares held by the L.C. Norris Trust, for each of which Mr. Norris is a trustee; and (b) 31,768 shares held by Mr. Norris’ minor children.

(6)	Includes (a) 191,975 shares held by the Jeffrey D. Storey Trust, 14,943 shares held by the Kasey Storey Revocable Trust and 14,943 shares held by the Kendra Storey Revocable Trust, for each of which Dr. Storey is a trustee; and (b) 3,120 shares held by the Kasey L. Storey Irrevocable Trust and 3,120 shares held by the Kendra S. Storey Irrevocable Trust, over which Dr. Storey has sole voting power only.

(7)	Includes (a) 321,750 shares held by the John W. Norris, Jr. Trust A and 663,135 shares held by the Megan E. Norris Trust A, for each of which Mr. Norris is a co-trustee (Mr. Norris disclaims beneficial ownership of such shares); (b) 2,545,105 shares held by the Norris Family Limited Partnership, of which Mr. Norris is General Partner; and (c) 309,644 shares held by the Norris Living Trust. Mr. Norris’ address is 3831 Turtle Creek Blvd., Dallas, Texas 75219.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership of our common stock. Securities and Exchange Commission regulations require our directors, executive officers and greater than 10% stockholders to furnish us with copies of these reports. Based solely upon a review of such reports and related information furnished to us, we believe that, during the 2006 fiscal year, each person who served as a director or executive officer of our company or held more than 10% of our common stock complied with the Section 16(a) filing requirements except as follows:

•	Robert J. McDonough inadvertently filed one Form 4, reporting three transactions involving open market sales, three days late;

•	Each of Robert E. Schjerven, Harry A. Ashenhurst, Ph.D., Thomas W. Booth, Scott J. Boxer, Linda A. Goodspeed, David Inman, and Robert J. McDonough inadvertently failed to report one transaction involving the surrender of common stock to satisfy his or her tax withholding obligation in connection with the vesting of a PSP award. Upon discovery of the oversight, each of the foregoing individuals promptly filed an amended Form 4 reporting the transaction;

•	Each of Harry J. Bizios, David W. Moon and Douglas L. Young inadvertently failed to account for the surrender of common stock to satisfy his tax withholding obligation in connection with the vesting of a PSP award when reporting the amount of securities beneficially owned on Form 3. Upon discovery of the oversight, each of the foregoing individuals promptly filed an amended Form 3 reporting the correct amount of securities beneficially owned; and

•	Jeffrey D. Storey, M.D. inadvertently failed to account for certain shares when reporting the amount of securities beneficially owned on Form 3. Upon discovery of the oversight, Dr. Storey promptly filed an amended Form 3 reporting the correct amount of securities beneficially owned.

AUDIT COMMITTEE REPORT

Audit Committee Charter.  The Audit Committee of Lennox International Inc. acts pursuant to its written charter adopted by the Board of Directors. The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting process, the system of internal control, the audit process and the Company’s process for monitoring compliance with laws and regulations and corporate policies. The Audit Committee maintains effective working relationships with the Board of Directors, management, the Company’s internal auditors and the Company’s independent registered public accounting firm (“Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Independent Accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Auditor Independence.  The Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the Independent Accountants. The Audit Committee has also discussed with the Independent Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the Independent Accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with maintaining the accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”

Audit Committee Recommendation.  Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee of the Board of Directors:

Paul W. Schmidt (Chairperson)	Janet K. Cooper
C. L. (Jerry) Henry	John E. Major

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of KPMG will be present at the 2007 Annual Meeting of Stockholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the meeting if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed to date for professional services rendered by KPMG for each of the last two fiscal years (in thousands).

	2006	2005(1)

Audit Fees(2)	$5,740	$5,208
Audit-Related Fees(3)	400	143
Tax Fees(4)	373	595
All Other Fees(5)	0	0

TOTAL	$6,513	$5,946

(1)	The amounts shown for 2005 may differ from the amounts shown in last year’s Proxy Statement due to the finalization of billings for services rendered in 2005.

(2)	Represents fees billed by KPMG for the audit of our annual financial statements included in our Annual Reports on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.

(3)	Represents fees billed by KPMG for assurance and related services reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. Such services consisted primarily of audits of our employee benefit plans.

(4)	Represents fees billed by KPMG for tax compliance, including review of tax returns, tax advice and tax planning.

(5)	We generally do not engage KPMG for “other” services.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by KPMG. In addition, all non-audit services provided by KPMG are pre-approved in accordance with our policy entitled “Use of External Audit Firm for Non-Attest Services.” The policy identifies services that are specifically prohibited by Securities and Exchange Commission rules and states that these services may not be performed by our external auditors. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chairperson’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting.

In accordance with the foregoing, all services provided by KPMG in 2006 were pre-approved by the Audit Committee.

OTHER INFORMATION

Proxy Solicitation

We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K, please contact our Investor Relations department as indicated above.

Stockholder Proposals for the 2008 Annual Meeting of Stockholders

Proposals for Inclusion in the Proxy Statement.  If you wish to submit a proposal for possible inclusion in our 2008 proxy materials, we must receive your notice, in accordance with the rules of the Securities and Exchange Commission, on or before December 18, 2007. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary.

Proposals to be Offered at an Annual Meeting.  If you wish to introduce a proposal at the 2008 Annual Meeting of Stockholders but do not intend for your proposal to be considered for inclusion in our 2008 proxy materials, our Bylaws, as permitted by the rules of the Securities and Exchange Commission, require that you follow certain procedures. More specifically, you must give written notice to our Corporate Secretary of your intention to introduce a proposal. We must receive such notice at least 60 days but no more than 90 days prior to the Annual Meeting of Stockholders, or if we give less than 70 days notice of the Annual Meeting of Stockholders date, the notice must be received within 10 days following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders, we must receive notice of your intention to introduce a proposal within 10 days following the date on which notice of such meeting is first given to stockholders. Depending on the nature of your proposal, additional information may be required (see “Corporate Governance—Stockholder Nominations for Director”).

By Order of the Board of Directors

William F. Stoll, Jr.
Corporate Secretary

Richardson, Texas
April 17, 2007

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN
A.O.C. CORPORATION
AND
LENNOX INTERNATIONAL INC.
March 16, 2007

EXHIBIT A — Registration Rights Agreement
EXHIBIT B — Representations to the IRS in Connection with the Private Letter Ruling
EXHIBIT C — Accredited Investor Certificate
EXHIBIT D — Non-Accredited Investor Certificate

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of this 16th day of March, 2007, by and between A.O.C. Corporation, a Texas corporation (“AOC”) and Lennox International Inc., a Delaware corporation (“LII”).

RECITALS

A. As of the date hereof, the assets of AOC consist of (i) 2,695,770 shares of common stock, par value $.01 per share, of LII (“LII Common Stock”), and (ii) cash.

B. Prior to the closing of the transactions contemplated hereby (the “Closing”), AOC intends to distribute to its shareholders as a pro rata dividend, all of its cash, less $1,000,000 retained to discharge AOC’s existing liabilities, including payments to dissenters, if any (the “Cash Dividend”).

C. AOC desires to sell all of its assets remaining after giving effect to the Cash Dividend, consisting of 2,695,770 shares of LII Common Stock (the “Assets”) to LII and LII desires to purchase the Assets on the terms and subject to the conditions contained in this Agreement.

D. For federal income tax purposes, the parties intend that the Reorganization shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder and that the execution of this Agreement will constitute adoption of a plan of reorganization under Section 368(a) of the Code and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereby, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

1.1  Certain Defined Terms.  As used in this Agreement, the terms set forth below have the following meanings:

“Accredited Investor” means “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified person or property is subject.

“Assets” has the meaning set forth in the Recitals.

“AOC” has the meaning set forth in the preamble to this Agreement.

“AOC Common Stock” has the meaning set forth in Section 4.2.

“AOC Financial Statements” has the meaning set forth in Section 4.4.

“AOC Special Meeting” has the meaning set forth in Section 6.6.

“Cash Dividend” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” has the meaning set forth in Article III.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Consideration Certificate” has the meaning set forth in Section 2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States or any successor entity.

“LII” has the meaning set forth in the preamble to this Agreement.

“LII Annual Meeting” has the meaning set forth in Section 6.5(i).

“LII Certificate” has the meaning set forth in Section 4.8.

“LII Common Stock” has the meaning set forth in the Recitals.

“Liabilities” has the meaning set forth in Section 2.1.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the business, assets, financial condition or results of operations, taken as a whole.

“New LII Shares” has the meaning set forth in Section 2.1.

“NYSE” means the New York Stock Exchange.

“NYSE Rules” means the NYSE Listed Company Manual.

“PPM” has the meaning set forth in Section 6.7.

“Private Letter Ruling” has the meaning set forth in Section 7.4.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

“Pro Rata Share” means with respect to an AOC Shareholder, a fraction, expressed as a percentage, the numerator of which is the number of shares of AOC Common Stock owned by such AOC Shareholder, and the denominator of which is the total number of shares of AOC Common Stock owned by all AOC Shareholders, in each case as determined on the Closing Date.

“Proxy Statement” has the meaning set forth in Section 6.5(ii).

“Registration Rights Agreement” means that certain Registration Rights Agreement between LII and each AOC Shareholder, providing for piggyback registration rights, substantially in the form attached hereto as Exhibit A.

“Reorganization” has the meaning set forth in Section 2.3.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, plus all amounts due with respect to unclaimed property.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Returns” means any and all statements, returns, reports and forms (including elections, declarations, claims for refund, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Taxing Authority relating to Taxes.

“TBCA” means the Texas Business Corporation Act.

ARTICLE II

PLAN OF REORGANIZATION

2.1  Sale of Assets; Consideration; No Liability.

(i) At the Closing and subject to the terms and conditions set forth in this Agreement, AOC shall convey, transfer and deliver the Assets to LII. In consideration therefor, at the Closing and subject to the terms and conditions set forth in this Agreement, LII shall deliver to AOC 2,239,589 shares (subject to reduction pursuant to section 2.6(i)) of LII Common Stock (the “New LII Shares”) issued in the names of the AOC Shareholders in such amounts as set forth in the Consideration Certificate. The New LII Shares will contain the following or similar legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT IN COMPLIANCE WITH THE REQUIREMENTS OF ALL SUCH LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION AND AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED BY SUCH LAWS.”

(ii) At least two business days prior to the Closing, AOC shall deliver to LII a certificate executed on behalf of AOC by its Chairman or President setting forth (a) the names and addresses of the AOC shareholders of record on the Closing Date (the “AOC Shareholders”); (b) the number of shares of AOC Common Stock owned by the AOC Shareholders on the Closing Date; (c) the number of New LII Shares to be issued to each AOC Shareholder in accordance with his or her Pro Rata Share and the exact name that should appear on each stock certificate representing that number of whole New LII Shares to be issued to each AOC Shareholder pursuant to this Section 2.1 and Section 2.2; (d) the decision by AOC either to distribute cash in lieu of fractional shares or to round the New LII Shares upward or downward pursuant to Section 2.6; and (e) the respective cash amounts in lieu of fractional shares payable to each AOC Shareholder or the results of such rounding pursuant to Section 2.6 (the “Consideration Certificate”).

(iii) LII shall not assume or become liable for any debts, liabilities or obligations of AOC, whether absolute or contingent, known or unknown, accrued or unaccrued or otherwise (collectively, the “Liabilities”).

2.2  AOC Liquidating Distribution; Dissolution.  Prior to the Closing, AOC shall distribute the Cash Dividend to its shareholders pro rata. As soon as practicable after the Closing Date but not later than 30 days thereafter, AOC shall distribute to the AOC Shareholders in accordance with their respective Pro Rata Share and in liquidation of AOC (i) the stock certificates representing the whole New LII Shares, (ii) the cash (if any) paid by LII in lieu of fractional shares pursuant to Section 2.6, and (iii) the assets (if any) of AOC remaining after the satisfaction of all of its Liabilities. Such distribution in liquidation of AOC shall be structured so that the issuance of the New LII Shares to the AOC Shareholders is exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. AOC agrees to take all steps necessary to dissolve AOC in a reasonable amount of time after the liquidating distribution and in no event later than 180 days following the Closing Date.

2.3  Reorganization.  The transfer by AOC of the Assets to LII in exchange for the New LII Shares, the pro rata distribution of the New LII Shares, cash in lieu of fractional New LII Shares and remaining assets to the AOC Shareholders in liquidation of AOC and the subsequent dissolution of AOC is referred to herein as the “Reorganization.”

2.4  Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary, shares of AOC Common Stock outstanding immediately prior to the Closing Date and held by an AOC Shareholder who has not voted in favor of the Reorganization or consented thereto in writing and who has delivered to AOC a written objection to the Reorganization in accordance with Article 5.12 of the TBCA shall be entitled to payment of the fair value of such shares in accordance with the provisions of Articles 5.11 through 5.13, inclusive, of the TBCA; provided that if such AOC Shareholder fails to perfect or effectively withdraws or loses his or her right to payment of the fair value of his shares under the TBCA, such shares shall be treated as if they had been voted in favor of the Reorganization. AOC shall give LII prompt notice of any objections or demands received by AOC from any shareholder exercising his right to dissent, and, prior to the Closing Date, LII shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Closing Date, AOC shall not, except with the prior written consent of LII, make any payment with respect to, or settle or offer to settle, any such objections or demands.

2.5  Stock Transfer Books.  AOC shall close its stock transfer books for a reasonable period prior to Closing, but in no event more than fifty (50) days, for the purpose of determining the AOC Shareholders entitled to receive New LII Shares pursuant to Section 2.2 and the number of AOC Shareholders who are not Accredited Investors. AOC shall provide LII with notice of any registration of transfers of AOC Common Stock that occur between the date of this Agreement and the closing of its stock transfer books.

2.6  Fractional Shares.  Notwithstanding any other provision of this Agreement, solely for the purpose of saving LII the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of LII Common Stock will be issued. AOC shall determine, in its sole discretion, at least two business days prior to the Closing Date, whether to distribute cash in lieu of fractional shares or to round the fractional shares that would otherwise be received by each AOC Shareholder upward or downward, in each case, as described in this Section 2.6.

(i) If AOC determines to distribute cash in lieu of fractional shares, (a) any AOC Shareholder entitled to receive a fractional share of LII Common Stock but for this Section 2.6 shall be entitled to receive a cash payment in lieu thereof in an amount equal to the percentage of a whole share of LII Common Stock represented by such fractional share multiplied by $29.00, (b) LII shall deliver at Closing a check made payable to AOC in the aggregate amount of such cash payments to the AOC Shareholders in lieu of fractional shares, and (c) the aggregate number of New LII Shares to be delivered to AOC pursuant to Section 2.1 shall be reduced by such number of shares equal to the sum of all of all fractional shares for which cash is paid in lieu thereof pursuant to this Section 2.6(i).

(ii) If AOC determines to round the fractional shares, (a) each fractional share of LII Common Stock that any AOC Shareholder would otherwise receive but for this Section 2.6, shall be rounded upward or downward to the next whole number of New LII Shares, as determined by AOC in its sole discretion, and the aggregate number of shares to be received by such AOC Shareholder pursuant to this Agreement shall be adjusted accordingly as determined by AOC in its sole discretion and (b) the aggregate number of New LII Shares to be delivered to AOC pursuant to Section 2.1 shall not change.

(iii) The (i) decision by AOC either to (A) distribute cash in lieu of fractional shares or (B) round the New LII Shares upward or downward, and (ii) respective cash amounts payable to each AOC Shareholder or the results of such rounding, as applicable, shall be set forth in the Consideration Certificate.

ARTICLE III

THE CLOSING

The Closing shall occur at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas, 75201 at 9:00 a.m. on the third business day following the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof to complete the Reorganization or such later date as the parties may mutually agree. The date on which the Closing takes place is herein referred to as the “Closing Date”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AOC

AOC represents and warrants to LII as of the date of this Agreement as follows:

4.1  Organization and Existence.  AOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

4.2  Capitalization.  The authorized capital of AOC consists of 50,000 shares of common stock, par value $10.00 per share (the “AOC Common Stock”), of which 12,315 shares of AOC Common Stock are issued and outstanding. All of the outstanding shares of AOC Common Stock have been duly authorized and are validly issued, fully paid and non assessable and not subject to preemptive rights.

4.3  Power and Authority.  The Board of Directors of AOC has adopted a resolution declaring the advisability of, and recommending that the AOC shareholders approve this Agreement and the Reorganization. AOC has full corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby, including the Reorganization. The execution, delivery and performance by AOC of this Agreement, and the consummation by AOC of the transactions contemplated hereby, including the Reorganization, have been duly authorized by all necessary corporate action (other than the approval of the Reorganization by the holders of AOC Common Stock in accordance with the TBCA and the AOC bylaws). This Agreement has been duly executed and delivered by AOC and constitutes, and each other agreement, instrument or document executed or to be executed by AOC in connection with the Reorganization has been, or when executed will be, duly executed and delivered by AOC and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of AOC enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4  Financial Statements.  AOC has furnished LII with true and complete copies of the unaudited statement of assets and liabilities of AOC as of December 31, 2006 and the related unaudited statements of income of AOC for the quarterly period then ended (the “AOC Financial Statements”). The AOC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of AOC as at the date thereof and the results of its operations and changes in financial position for the period then ended.

4.5  Absence of Certain Changes.  Except as reflected on the AOC Financial Statements, AOC has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise. Except as contemplated hereby, since December 31, 2006, AOC has not incurred any material liability, except in the ordinary course of its business consistent with its past practice, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of AOC which has had, or is reasonably likely to have, a Material Adverse Effect on AOC. On the Closing Date, AOC will have no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent or otherwise, except those debts, liabilities or obligations for which cash amounts have been set aside in connection with this Agreement.

4.6  No Violation; Consents and Approvals.  Neither the execution, delivery and performance of this Agreement nor the consummation by AOC of the transactions contemplated herein will (i) violate any provision of the articles of incorporation or bylaws of AOC, (ii) violate any statute, law, judgment, writ, decree, order, regulation or rule of any court or Governmental Authority applicable to AOC or (iii) result in a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or obligation to which AOC is subject.

4.7  Litigation.  There are no Proceedings pending or, to the knowledge of AOC, threatened against AOC.

4.8  Title to Assets.  The Assets are represented by one or more LII Common Stock certificate(s) issued in the name of AOC (the “LII Certificate”). The Assets are owned by AOC free and clear of any liens, claims, charges, options and encumbrances, except for the restricted legend on the LII Certificate. The Assets and cash represent all of the assets of AOC.

4.9  Governmental Approvals.  Except as may be obtained under state securities or “Blue Sky” laws, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by AOC in connection with the execution, delivery or performance of this Agreement by AOC or the consummation of this Agreement.

4.10  Tax Matters.  AOC has duly filed all Tax Returns required to be filed with the IRS or other applicable Taxing Authority, and no extensions of the applicable statute of limitations with respect to any such Tax Return has been requested or granted and all such Tax Returns were true and correct in all material respects. AOC has timely paid all material Taxes and assessments currently due and payable by AOC. No notice of any proposed Tax deficiency, assessment or levy has been received by AOC that has not been fully resolved. AOC has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party.

4.11  No Brokers.  AOC has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the Reorganization.

4.12  No Employees; No Employee Benefit Plans.  AOC has no employees and no employee benefit plans.

4.13  No Reliance.  Except for the representations and warranties made by AOC in this Agreement, including in any Exhibit hereto or in any other document, certificate or instrument delivered to LII at Closing by or on behalf of AOC in connection with this Agreement, AOC will not make any representation or warranty with respect to its business, operations, assets, liabilities, condition (financial or otherwise) or prospects. Without limiting the generality of the foregoing, LII acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to LII or any of their respective representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LII

LII represents and warrants to AOC as of the date of this Agreement as follows:

5.1  Organization and Existence.  LII is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

5.2  Capitalization.  The authorized capital of LII consists of 200,000,000 shares of common stock, par value $.01 per share (the “LII Common Stock”), and 25,000,000 shares of preferred stock, par value $.01 per share. As of March 15, 2007, 68,059,113 shares of LII Common Stock and no shares of preferred stock are issued and outstanding. All of the outstanding shares of LII Common Stock have been duly authorized and are validly issued, fully paid and non assessable and are not subject to preemptive rights.

5.3  Power and Authority.  The Board of Directors of LII has adopted a resolution declaring the advisability of, and recommending that the LII stockholders approve the issuance of the New LII Shares pursuant to this Agreement. LII has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby to be performed by it. The execution, delivery and performance by LII of this Agreement, and the consummation by LII of the transactions contemplated hereby to be performed by it, have been duly authorized by all necessary corporate action (other than the approval by the holders of LII Common Stock of the issuance of the New LII Shares pursuant to this Agreement, in accordance with the LII bylaws and the NYSE Rules). This Agreement has been duly executed and delivered by LII and constitutes, and each other agreement, instrument or document executed or to be executed by LII in connection with the Reorganization, including without limitation the Registration Rights Agreement, has been, or when executed will be, duly executed and delivered by LII and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of LII enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4  No Violations; Consents and Approvals.  Neither the execution, delivery and performance of this Agreement nor the consummation by LII of the transactions contemplated herein will (i) violate any provision of the articles of incorporation or bylaws of LII, (ii) violate any statute, law, judgment, writ, decree, order, regulation or rule of any court or Governmental Authority applicable to LII or (iii) result in a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of LII pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or obligation to which LII is subject, which, in the case of clauses (ii) and (iii), would reasonably be likely to have a Material Adverse Effect.

5.5  No Litigation.  There are no Proceedings pending or, to the knowledge of LII, threatened which would reasonably be expected to prevent or hinder consummation of the transactions contemplated hereby.

5.6  Listing.  The outstanding LII Common Stock is listed for trading on the NYSE.

5.7  No Brokers.  AOC has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the Reorganization.

5.8  No Reliance.  Except for the representations and warranties made by LII in this Agreement, including in any Exhibit hereto or in any other document, certificate or instrument delivered to AOC at Closing by or on behalf of LII in connection with this Agreement, LII will not make any representation or warranty with respect to its business, operations, assets, liabilities, condition (financial or otherwise) or prospects. Without limiting the generality of the foregoing, AOC acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to AOC or any of their respective representatives.

ARTICLE VI

ADDITIONAL AGREEMENTS; COVENANTS OF PARTIES

6.1  Operation in the Ordinary Course of Business.  AOC shall ensure that all Liabilities arising before or after the Closing are timely discharged. Except as expressly contemplated hereby or necessary to consummate the Reorganization, AOC shall operate only in the ordinary course of business consistent with past practice.

6.2  Press Releases.  Except as may be required by Applicable Law or by the rules of the NYSE, neither AOC nor LII shall issue any press release with respect to this Agreement or the Reorganization without the prior consent of the other party (which consent shall not be unreasonably withheld under the circumstances). Any such press release required by Applicable Law or by the rules of any national securities exchange shall only be made after reasonable notice to the other party.

6.3  Listing.  LII agrees to prepare and submit an application to the NYSE for the listing of the New LII Shares on the NYSE.

6.4  Fees and Expenses.  AOC shall be responsible for the payment of all expenses incurred by AOC in connection with the Reorganization, including, without limitation, all fees and expenses of AOC’s legal counsel and accountants engaged by AOC to assist in the Reorganization. Subject to receipt of appropriate documentation, AOC shall also reimburse LII for all out-of-pocket expenses reasonably incurred by LII in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of LII’s legal counsel and accountants engaged by LII to assist in the Reorganization whether or not the Closing occurs; provided that the maximum amount of reimbursement to which LII is entitled is $250,000. Notwithstanding the foregoing, AOC shall have no obligation to reimburse LII’s out-of-pocket expenses pursuant to this Section 6.4 if the Board of Directors of LII withdraws or modifies its recommendation as provided in Section 6.5 and this Agreement is terminated pursuant to Section 9.1(vi).

6.5  LII Annual Meeting; Proxy Statement.

(i) LII shall submit a proposal to the holders of LII Common Stock to consider and vote upon the issuance of the New LII Shares pursuant to this Agreement at LII’s Annual Meeting of Stockholders currently scheduled to be held on May 17, 2007 (the “LII Annual Meeting”). The vote required for the approval of the issuance of the New LII Shares pursuant to this Agreement is described in Section 7.5(ii) of this Agreement, as required by Rule 312.03(b) of the NYSE Rules. The Board of Directors of LII shall, subject to its fiduciary obligations to LII under Applicable Law, taking into account the advice of counsel, recommend to the LII stockholders that they approve the issuance of the New LII Shares pursuant to this Agreement. For the avoidance of doubt, the Board of Directors may withdraw or modify its recommendation if it determines, after taking into account the advice of counsel, that the withdrawal or modification of the recommendation is necessary or desirable to comply with its fiduciary obligations to LII and its stockholders under Applicable Law.

(ii) LII shall prepare, shall file with the SEC under the Exchange Act and, promptly thereafter, shall mail to LII stockholders, a proxy statement with respect to the LII Annual Meeting. The term “Proxy Statement,” as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Subject to Section 6.5(i), the Proxy Statement shall contain the recommendation of the Board that holders of LII Common Stock vote in favor of the issuance of the New LII Shares pursuant to this Agreement. LII shall notify AOC reasonably promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and LII shall supply AOC with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. AOC shall cooperate with LII’s reasonable requests in preparing the Proxy Statement, and LII and AOC shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. LII and AOC each agree promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and LII further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to the LII stockholders, in each case as and to the extent required by Applicable Law.

6.6  AOC Special Meeting.  AOC shall, in accordance with the TBCA and AOC’s bylaws, duly call, give notice of, convene and hold a special meeting of the holders of AOC Common Stock (the “AOC Special Meeting”) as promptly as practicable after the date hereof (but no later than the date of the LII Annual Meeting) to consider and vote upon the adoption and approval of the Reorganization. The AOC shareholder vote required for the adoption and approval of the Reorganization shall be an affirmative vote of the holders of at least two-thirds of the outstanding shares of AOC Common Stock entitled to vote thereon, as required by Articles 5.10 and 6.03 of the TBCA and the AOC bylaws. The Board of Directors of AOC shall, subject to its fiduciary obligations to AOC under Applicable Law, taking into account the advice of counsel, recommend to such shareholders that they vote in favor of the adoption and approval of all matters necessary to effectuate the Reorganization.

6.7  Private Placement.  Promptly after the date hereof, LII shall prepare a private placement memorandum containing information in compliance with Rule 502 of Regulation D for the purposes of satisfying the exemption from registration of the New LII Shares under the Securities Act and Rule 506 of Regulation D promulgated thereunder (the “PPM”). As used herein, PPM includes such private placement memorandum and all amendments and supplements thereto, if any. LII shall use its reasonable best efforts to have the PPM completed so that it can be delivered with or as a part of the notice and proxy materials as part of the AOC Special Meeting. AOC shall cooperate with LII’s reasonable requests in preparing the PPM, and LII and AOC shall each use its reasonable best efforts to obtain and furnish the information necessary to complete the PPM within a reasonable period of time after the execution of this Agreement. The information provided by AOC and LII shall not contain any untrue statement of a material fact or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. LII and AOC each agree promptly to correct any information provided by it for use in the PPM if and to the extent that such information shall have become false or misleading in any material respect, and LII and AOC further agree to use their reasonable best efforts to cause the PPM as so corrected to be disseminated to the extent required by Applicable Law. LII shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of securities pursuant to the PPM.

6.8  Cooperation and Information.  The parties shall cooperate fully with each other in connection with the preparation of the Proxy Statement, the PPM, and the Private Letter Ruling and the filing of the Proxy Statement and Private Letter Ruling with the applicable Governmental Authority, and shall obtain and furnish to each other the information required to be included (based upon the advice of its counsel) in such documents and filings.

6.9  Tax-Free Reorganization.  Promptly after the date of this Agreement, AOC and LII shall prepare and submit the Private Letter Ruling with the IRS. AOC shall notify LII reasonably promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Private Letter Ruling from the IRS, and AOC shall supply LII with copies of all correspondence between it and its representatives, on the one hand, and the IRS or members of its staff, on the other, with respect to the Private Letter Ruling. AOC, after consultation with LII, shall use its reasonable best efforts to respond promptly to any comments made by the IRS with respect to the Private Letter Ruling. AOC and LII agree to treat the Reorganization as a reorganization within the meaning of Section 368(a) of the Code and to file all Tax Returns consistently with such treatment and to not take a position with any Taxing Authority inconsistent with such treatment. In connection with the Private Letter Ruling regarding such tax treatment, AOC and LII shall make to the IRS the representations contained (and ascribed to each of them) in Exhibit B hereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF AOC

The obligations of AOC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions:

7.1  Representations and Warranties True.  All the representations and warranties of LII contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct as of such specified date.

7.2  Covenants and Agreements Performed by LII.  LII shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3  Compliance Certificate.  AOC shall have received certificates to the effect set forth in Sections 7.1 and 7.2, dated the Closing Date, signed on behalf of LII by a duly authorized officer.

7.4  Tax Ruling.  AOC shall have obtained a ruling from the IRS with respect to the Reorganization in form and substance reasonably satisfactory to AOC to the effect that, based on the facts and assumptions stated therein, for Federal income tax purposes the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Private Letter Ruling”).

7.5  Shareholder Approval.

(i) The holders of at least two-thirds of the outstanding shares of AOC Common Stock entitled to vote thereon shall have duly and validly approved the Reorganization and all other actions necessary to effectuate the Reorganization.

(ii) The holders of at least 50% of the outstanding shares of LII Common Stock entitled to vote thereon shall have cast a vote in respect of the proposal contained in the Proxy Statement to issue New LII Shares pursuant to this Agreement and such proposal shall have been duly and validly approved by at least a majority of the votes cast.

7.6  Regulatory Approvals.  All necessary approvals, registrations, and exemptions under federal and state securities laws shall have been obtained.

7.7  Stock Exchange Listing.  The New LII Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.8  Legal Proceedings.  On the Closing Date, other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any aspect of the Reorganization not be consummated, or (ii) any Proceeding pending in which it is or may be sought to prohibit, substantially delay, or rescind this Agreement or any aspect of the Reorganization or to obtain an award of damages in connection with the Reorganization and which, in the good faith judgment of either of the parties, is material.

7.9  Stock Certificates; Cash in Lieu of Fractional Shares.  AOC shall have received stock certificates representing the whole New LII Shares in the name and denomination as set forth in the Consideration Certificate and, if applicable, a check by LII made payable to AOC in the aggregate amount of cash payments to AOC Shareholders in lieu of fractional shares pursuant to Section 2.6.

7.10  Registration Rights Agreement.  LII shall have delivered to AOC an executed copy of the Registration Rights Agreement.

7.11  Dissenters.  The number of shares of AOC Common Stock outstanding immediately prior to the Closing Date and held by an AOC Shareholder who has not voted in favor of the Reorganization or consented thereto in writing and who has delivered to AOC a written objection to the Reorganization in accordance with Article 5.12 of the TBCA shall be less than 5% of the total number of shares of AOC Common Stock outstanding immediately prior to the Closing Date.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF LII

The obligations of LII to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions:

8.1  Representations and Warranties True.  All the representations and warranties of AOC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct as of such specified date.

8.2  Covenants and Agreements Performed by AOC.  AOC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3  Compliance Certificate.  LII shall have received certificates to the effect set forth in Sections 8.1 and 8.2, dated the Closing Date, signed on behalf of AOC by a duly authorized officer.

8.4  Tax Ruling.  AOC shall have obtained the Private Letter Ruling in form and substance reasonably satisfactory to LII.

8.5  Shareholder Approval.

(i) The holders of at least two-thirds of the outstanding shares of AOC Common Stock entitled to vote thereon shall have duly and validly approved the Reorganization and all other actions necessary to effectuate the Reorganization.

(ii) The holders of at least 50% of the outstanding shares of LII Common Stock entitled to vote thereon shall have cast a vote in respect of the proposal contained in the Proxy Statement to issue New LII Shares pursuant to this Agreement and such proposal shall have been duly and validly approved by at least a majority of the votes cast.

8.6  Regulatory Approvals.  All necessary approvals, registrations, and exemptions under federal and state securities laws shall have been obtained.

8.7  Legal Proceedings.  On the Closing Date, other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any aspect of the Reorganization not be consummated, or (ii) any Proceeding pending in which it is or may be sought to prohibit, substantially delay, or rescind this Agreement or any aspect of the Reorganization or to obtain an award of damages in connection with the Reorganization and which, in the good faith judgment of either of the parties, is material.

8.8  LII Certificate.  LII shall have received the LII Certificate, together with such stock powers or other instruments duly authorized on behalf of AOC dated the Closing Date as are reasonably satisfactory to LII, evidencing the sale, assignment, transfer, and conveyance by AOC to LII of the Assets in accordance with the terms hereof.

8.9  Consideration Certificate.  LII shall have received the Consideration Certificate at least two business days prior to the Closing Date.

8.10  Dissenters.  The number of shares of AOC Common Stock outstanding immediately prior to the Closing Date and held by an AOC Shareholder who has not voted in favor of the Reorganization or consented thereto in writing and who has delivered to AOC a written objection to the Reorganization in accordance with Article 5.12 of the TBCA shall be less than 5% of the total number of shares of AOC Common Stock outstanding immediately prior to the Closing Date.

8.11  Registration Rights Agreement.  AOC shall have delivered to LII a copy of the Registration Rights Agreement duly executed by each AOC Shareholder.

8.12  Non-Accredited Investors.  There shall be no more than thirty-five (35) AOC Shareholders who are not Accredited Investors.

8.13  Investment Certificate.  LII shall have received a certificate in the form of Exhibit C hereto duly executed by each AOC Shareholder that is an Accredited Investor and a certificate in the form of Exhibit D hereto duly executed by each AOC Shareholder that is not an Accredited Investor.

ARTICLE IX

TERMINATION

9.1  Termination Prior to Closing.  This Agreement may be terminated and the Reorganization abandoned at any time prior to the Closing in the following manner:

(i) by mutual written consent of AOC and LII;

(ii) by AOC or LII after September 30, 2007, if the Closing shall not have occurred by the close of business on such date, so long as the failure to consummate the Reorganization on or before such date does not result from a breach of this Agreement by the party seeking termination of this Agreement;

(iii) by AOC, if (A) any of the representations and warranties of LII contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time or (B) LII shall have failed to fulfill any of their obligations in this Agreement in all material respects; and, in the case of each of clauses (A) and (B), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within five days of actual knowledge thereof by LII;

(iv) by LII, if (A) any of the representations and warranties of AOC contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time or (B) AOC shall have failed to fulfill any of their obligations in this Agreement in all material respects; and, in the case of each of clauses (A) and (B), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within five days of actual knowledge thereof by AOC;

(v) by AOC or LII, if the AOC shareholders do not approve the Reorganization at the AOC Special Meeting as described in Section 7.5(i) of this Agreement; or

(vi) by AOC or LII, if the LII stockholders do not approve the Reorganization at the LII Annual Meeting as described in Section 7.5(ii) of this Agreement.

9.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 by LII, on the one hand, or AOC, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the provisions contained in this Article IX and Article X and in Section 6.4 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for any willful breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date. This Section 10.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Closing Date.

10.2  Notices.  Any notice required or permitted to be given under this Agreement must be in writing and shall be deemed delivered three days after it is deposited in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified, with a return receipt requested. Notice delivered by facsimile transmission (with the original being mailed the next day) shall be deemed to have been delivered on the day it is faxed to the recipient. Notice served in any other manner shall be deemed to have been given only if and when received by the addressee. For purposes of notices, the addresses of the parties shall be initially as set forth below. A party may change its address for purposes of this Section 10.2 by giving notice of such change of address to the other party in the manner herein provided for giving notice.

(i) if to AOC:

A.O.C. Corporation
c/o Service Experts Inc. [4T]
2140 Lake Park Boulevard
Richardson, Texas
Dallas, Texas 75080
Attention: Thomas W. Booth
Facsimile: (972) 497-6948

with copies to:

Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Attention: Ann Marie Cowdrey
Facsimile: (214) 969-1751

(ii) if to LII:

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080
Attention: William F. Stoll, Jr.
Facsimile: (972) 497-6660

with copies to:

Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Douglass M. Rayburn
Facsimile: (214) 661-4634

10.3  Entire Agreement; Incorporation By Reference.  This Agreement, together with the Exhibits, which are incorporated by reference herein, and the Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representations or warranties, other than those specifically set forth herein or in documents delivered pursuant to the terms hereof, are being made by the parties, notwithstanding any oral or written management presentations or other information provided by one party to the other.

10.4  Amendment.  This Agreement may not be amended except by an instrument in writing executed by both parties hereto.

10.5  Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (by operation of law or otherwise) without the prior written consent of the other party, which consent may be withheld or denied in their sole and absolute discretion. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall enure to a successor or permitted assignee under this Agreement.

10.6  Severability.  If any provision of this Agreement is held to be unenforceable, then this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect to the maximum extent permitted by Applicable Law.

10.7  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Texas, without giving effect to the conflict of laws rules thereof.

10.8  Headings.  The descriptive headings in this Agreement are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

10.9  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of this page intentionally left blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the dates set forth by their signatures below, to be effective as of the date set forth above.

A.O.C. CORPORATION

By:	/s/ Tom Booth
Name: Tom Booth

Title:	President, AOC

LENNOX INTERNATIONAL INC.

By:	/s/ William F. Stoll, Jr.
Name: William F. Stoll

Title:	Chief Legal Officer

LENNOX INTERNATIONAL INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes Richard L. Thompson and William F. Stoll, Jr., and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 17, 2007, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE NAMED PROXIES’ DISCRETION ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
(Important — please sign and date on the reverse side and return promptly)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your Lennox International Inc. account online.
Access your Lennox International Inc. stockholder account online via Investor ServiceDirect® (ISD).
Melon Investor Services LLC, Transfer Agent for Lennox International Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday - Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC
* * * * TRY IT OUT * * * *
www.melloninvestor.com/isd/
Investor ServiceDircet®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of the following nominees as Class III directors for a term expiring in 2010.

WITHHOLD
AUTHORITY
01	Todd M. Bluedorn	FOR	to vote for
02	Janet K. Cooper	all nominees	all nominees
03	C.L. (Jerry) Henry	listed	listed	EXCEPTIONS
04	Terry D. Stinson	☐	☐	☐
05	Richard L. Thompson

		FOR	AGAINST	ABSTAIN
2.	Approval of the issuance of shares of our common stock pursuant to an Agreement and Plan of Reorganization with A.O.C. Corporation.	☐	☐	☐

3.	At the discretion of the named Proxies on any other matter that may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name in the space provided below.

I (We) plan to attend the Annual Meeting of Stockholders on May 17, 2007.	☐

Dated	, 2007

Signature

Signature
Please sign exactly as your name appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicate such capacity when signing. If shares are held jointly, each holder should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/lii
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at www.lennoxinternational.com
<http://www.lennoxinternational.com>
by selecting SEC Filings from the Financials menu.